UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Rockwell Collins, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 13, 2010
Dear Shareowner:

You are cordially invited to attend the 2011 Annual Meeting of Shareowners of the Corporation.

The meeting will be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Friday, February 4, 2011, at 10:00 a.m. (Central Standard Time). At the meeting we will present a current report of the activities of the Corporation followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or inquire about the affairs of the Corporation that may be of interest to shareowners generally.

If you plan to attend the meeting, please indicate your desire in one of the ways described in the box on the last page of the Proxy Statement.

We sincerely hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

Clayton M. Jones

Chairman, President and Chief Executive Officer

    ROCKWELL COLLINS, INC.
400 Collins Road NE, Cedar Rapids, Iowa 52498

Notice of 2011 Annual Meeting of Shareowners

To the Shareowners of
ROCKWELL COLLINS, INC.:

                Notice Is Hereby Given that the 2011 Annual Meeting of Shareowners of Rockwell Collins,  Inc. will be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Friday, February 4, 2011, at 10:00 a.m. (Central Standard Time) for the following purposes:

    (1)
    to elect the three nominees named in the accompanying proxy statement as members of the Board of Directors of the Corporation with terms expiring at the Annual Meeting in 2014;

    (2)
    to consider and vote upon a proposal to approve a non-binding resolution relating to executive compensation;

    (3)
    to vote on the frequency of the advisory vote on executive compensation;

    (4)
    to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Corporation for fiscal year 2011; and

    (5)
    to transact such other business as may properly come before the meeting.

                Only shareowners of record at the close of business on December 6, 2010 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Gary R. Chadick
 Secretary

December 13, 2010

Note: The Board of Directors solicits votes by mail or by use of our telephone or internet voting procedures.

ROCKWELL COLLINS, INC. PROXY STATEMENT

-i-

PROXY STATEMENT

The 2011 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held on February 4, 2011, for the purposes set forth in the accompanying Notice of 2011 Annual Meeting of Shareowners.

This statement and the accompanying proxy, that are first being sent to shareowners on or about December 17, 2010, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment thereof. If a shareowner duly executes and returns a proxy in the accompanying form or uses our telephone or internet voting procedures to authorize the named proxies to vote the shareowner's shares, those shares will be voted as specified. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. The proxy and any votes cast using our telephone or internet voting procedures may be revoked prior to exercise at the meeting by delivering written notice of revocation to the Secretary of the Corporation, by executing a later dated proxy, by casting a later vote using the telephone or internet voting procedures or by attending the meeting and voting in person.

VOTING SECURITIES

Only shareowners of record at the close of business on December 6, 2010, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. On December 6, 2010, we had outstanding 155,083,899 shares of our Common Stock, par value $0.01 per share (Common Stock). Each holder of Common Stock is entitled to one vote for each share held. We have no other class or series of shares currently outstanding other than our Common Stock.

ELECTION OF DIRECTORS

As of December 10, 2010, our Board of Directors consists of nine members. Our Restated Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with terms extending to the third succeeding Annual Meeting after election. The Restated Certificate of Incorporation provides that the Board of Directors shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits. The three directors in Class I who are elected at the 2011 Annual Meeting will serve for a term expiring at our Annual Meeting in the year 2014. The three directors in Class II and the three directors in Class III are serving terms expiring at our Annual Meetings in 2012 and 2013, respectively.

It is intended that proxies in the accompanying form properly executed and returned to our proxy tabulator or shares properly authorized to be voted in accordance with our telephone or internet voting procedures will be voted at the meeting, unless authority to do so is withheld, for the election as directors of the three nominees specified in Class I—Nominees for Directors with Terms Expiring in 2014 (Chris A. Davis, Ralph E. Eberhart and David Lilley), each of whom now serves as a director with a term extending to the 2011 Annual Meeting and until a successor is elected and qualified. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is expected that proxies in the accompanying form or shares properly authorized to be voted in accordance with our telephone or internet voting procedures will be voted at the meeting for the election of a substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

INFORMATION AS TO NOMINEES FOR
DIRECTORS AND CONTINUING DIRECTORS

There is shown below for each nominee for director and each continuing director, as reported to us as of December 6, 2010, the nominee's or continuing director's name, age and principal occupation; the position, if any, with us; the period of service as a director of our company; other public company directorships held within the past five years; the committees of the Board of Directors on which the nominee or continuing director serves and experiences, qualifications, attributes or skills that qualify the nominee or continuing director to serve as a director.

CLASS I — NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2014

Chris A. Davis                                                           Age 60

General Partner, Forstmann Little & Co. Ms. Davis has been a director of our company since February 2002 and is the Chairman of the Audit Committee. She became a General Partner with Forstmann Little & Co. (private equity firm) in October 2005 after having served them as a Special Limited Partner since August 2001. She served as Chairman of McLeodUSA Incorporated (telecommunications) from August 2005 to January 2006, Chairman and Chief Executive Officer of McLeodUSA from April 2002 to August 2005 and Chief Operating and Financial Officer of McLeodUSA from August 2001 to April 2002. She served as Executive Vice President, Chief Financial and Administrative Officer of ONI Systems (telecommunications) from May 2000 to August 2001. She served as Executive Vice President, Chief Financial and Administrative Officer and director of Gulfstream Aerospace Corporation (business aircraft) from July 1993 to April 2000. She is a member of the board of directors of Cytec Industries, Inc., IMG Worldwide, 24 Hour Fitness Worldwide and ENK International, and is a former director of Aviall, Inc. and Wolverine Tube, Inc.
Experiences, qualifications, attributes or skills that qualify Ms. Davis to serve as a director include:
• Significant management and leadership experience as past CEO, COO and CFO of McLeodUSA as well as EVP and CFO of Gulfstream
• Financial and management oversight experience of portfolio investments at Forstmann Little and audit committee experience on various boards

Ralph E. Eberhart                                                           Age 63

Chairman and President, Armed Forces Benefit Association. General Eberhart has been a director of our company since November 2007 and is a member of the Technology Committee and the Compensation Committee. He has been Chairman and President of the Armed Forces Benefit Association since February 2009. He served as Commander of the North American Aerospace Defense Command (NORAD) and U.S. Northern Command from October 2002 to January 2005. His active military career spanned 36 years. He is a member of the board of directors of VSE Corporation and Triumph Group, Inc., and he is a director of several private companies.
Experiences, qualifications, attributes or skills that qualify General Eberhart to serve as a director include:

•       Experience in leadership, operations and technology in the U.S. Defense Department from 36 years of experience in the U.S. Air Force and senior positions in the U.S. military, including assignments as Commander of NORAD and U.S. Northern Command

• Knowledge of financial services and life insurance industries as Chairman and President of the Armed Forces Benefit Association

David Lilley                                                           Age 63

Retired Chairman and Chief Executive Officer of Cytec Industries Inc. Mr. Lilley has been a director of our company since December 2008. He is a member of the Audit Committee and Board Nominating and Governance Committee. He served as Chairman of Cytec Industries Inc. (specialty chemicals and materials) from January 1999 to December 2008, Chief Executive Officer of Cytec Industries from May 1998 to December 2009, and non-executive director of Cytec Industries Inc. from January 2009 through April 2009. He was President of Cytec Industries from January 1997 through June 2008. From 1994 until January 1997, he was a vice president of American Home Products Corporation, responsible for its Global Medical Device business. Prior to that he was a vice president and a member of the Executive Committee of American Cyanamid Company (medical and agricultural products). Mr. Lilley is also a director of Arch Chemicals, Inc. and Public Service Enterprise Group Inc.
Experiences, qualifications, attributes or skills that qualify Mr. Lilley to serve as a director include:
• Significant U.S. and international management and leadership experience as past Chairman and CEO of Cytec Industries
• Global business perspective, operational knowledge and financial experience

CLASS II — CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2012

Anthony J. Carbone                                                           Age 69

Retired Vice Chairman of the Board and Senior Consultant, The Dow Chemical Company. Mr. Carbone has been a director of our company since June 2001. He is the Chairman of the Compensation Committee and a member of the Executive Committee. Mr. Carbone served as Vice Chairman of the Board of Directors of The Dow Chemical Company (chemical, plastic and agricultural products) from February 2000 to October 2005 and Senior Consultant of Dow from November 2000 to October 2005. He served as Executive Vice President of Dow from November 1996 to November 2000. He is a former director of Dow. He is a member of the American Chemical Society and former board member and Chairman of the American Plastics Council and the Society of Plastics Industries. Mr. Carbone has served on the Advisory Council of the Heritage Foundation.
Experiences, qualifications, attributes or skills that qualify Mr. Carbone to serve as a director include:
• Experience in management, leadership and manufacturing as an executive and vice chairman of a Fortune 50 company
• Significant experience with a variety of domestic and international business matters

Clayton M. Jones                                                           Age 61

Chairman, President and Chief Executive Officer of the Corporation. Mr. Jones has been a director of our company since March 2001. He has been our Chairman of the Board since June 2002 and President and Chief Executive Officer since June 2001. Mr. Jones is a member of the Executive Committee. He serves as a director of Deere & Company and was previously a director of Unisys Corporation. He also serves as a director or member of a number of professional and civic organizations.
Experiences, qualifications, attributes or skills that qualify Mr. Jones to serve as a director include:
• Leadership, management and aerospace and defense industry knowledge and experience as Chairman, President and CEO of Rockwell Collins and through his previous Rockwell positions
• Strategic and business acumen, operational execution skills and exceptional communication skills

Cheryl L. Shavers Age 56

Chairman and Chief Executive Officer, Global Smarts, Inc. Dr. Shavers has been a director of our company since September 2002. She is Chairman of the Technology Committee and a member of the Board Nominating and Governance Committee. Dr. Shavers has been the Chairman and Chief Executive Officer of Global Smarts, Inc. (business advisory services) since February 2001. She also serves as a director of ATMI, Inc. and served on the Advisory Board for E.W. Scripps Company. She served as Under Secretary of Commerce for Technology for the United States Department of Commerce from November 1999 to February 2001 after having served as its Under Secretary Designate from April 1999 to November 1999. She served as Sector Manager, Microprocessor Products Group for Intel Corporation prior to April 1999. She served as non-executive chairman of BitArts Ltd. from 2001 to December 2003.
Experiences, qualifications, attributes or skills that qualify Dr. Shavers to serve as a director include:
• Significant leadership and operations experience as CEO of a business advisory services company
• Experience with developing technology plans and the transition of advanced technology into business opportunities

CLASS III — CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2013

Donald R. Beall                                                           Age 72

Chairman Emeritus, Rockwell. Mr. Beall has been a director of our company since June 2001 and served as non-executive Chairman of the Board from June 2001 to June 2002. He is the Chairman of the Executive Committee and a member of the Technology Committee. Mr. Beall is the retired Chairman and CEO of Rockwell and was a director of Rockwell from 1978 to February 2001. He served as Chairman and CEO of Rockwell from 1988 to February 1998 and President from 1979 to 1988. Mr. Beall serves on the board of CT Realty. He is a former director of Conexant Systems, Jazz Semiconductor, Mindspeed Technologies, Skyworks Solutions, Procter & Gamble, Times Mirror, Amoco and ArvinMeritor. He is a member of various University of California - Irvine supporting organizations, an Overseer of the Hoover Institution at Stanford and a former trustee of the California Institute of Technology. He is also a member of the Business Executives for National Security; on the Presidents' Circle of National Academies of Science, Engineering & Medicine; and member of numerous Young Presidents Organization Alumni groups. He is a Fellow of the American Institute of Aeronautics and Astronautics. He is an advisor to the San Jose State University School of Engineering, and a trustee and President's Circle member of the Naval Postgraduate School Foundation. He is an investor, director and/or advisor with several private companies and investment partnerships.
Experiences, qualifications, attributes or skills that qualify Mr. Beall to serve as a director include:
• Experience in management, leadership and aerospace and defense industry as past Chairman of Rockwell Collins and as former Chairman and CEO of Rockwell
• Significant board and committee experiences in a wide variety of public companies, businesses and other organizations

Mark Donegan                                                           Age 54

Chairman and Chief Executive Officer of Precision Castparts Corp. Mr. Donegan has been a director of our company since June 2006. He recently decided to resign as a director effective December 31, 2010. He is a member of the Compensation Committee. Mr. Donegan has been Chairman and Chief Executive Officer of Precision Castparts Corp. (metal components, investment castings, forgings and fasteners) since August 2003. He served as President, Chief Executive Officer and Chief Operating Officer of Precision Castparts from August 2002 to August 2003, and as President and Chief Operating Officer from August 2001 to August 2002. He served as President of Wyman-Gordon Company (complex metal components and products subsidiary of Precision Castparts) and as President of the Structural Division of Precision Castparts from December 1999 to July 2001. He joined Precision Castparts in 1985 and prior thereto was with the General Electric Company.
Experiences, qualifications, attributes or skills that qualify Mr. Donegan to serve as a director include:
• Management, leadership and aerospace industry experience as Chairman and CEO of Precision Castparts
• Significant operational, strategy and acquisition experience

Andrew J. Policano                                                           Age 61

Dean, The Paul Merage School of Business, University of California, Irvine. Dr. Policano has been a director of our company since April 2006. He is the Chairman of the Board Nominating and Governance Committee and a member of the Audit Committee. Dr. Policano has been the Dean of The Paul Merage School of Business, University of California - Irvine since August 2004. Prior thereto, he served on the faculty and as Dean at the School of Business, University of Wisconsin-Madison. Dr. Policano is a director of Badger Meter, Inc. and a former director of Physicians Insurance Company of Wisconsin. He is a member of the board of other professional and civic organizations.
Experiences, qualifications, attributes or skills that qualify Dr. Policano to serve as a director include:
• Experience in management and leadership as dean of business schools
• Significant business acumen and corporate governance knowledge

The Board of Directors recommends that you vote "FOR" the election as directors of the three Class I nominees named above, presented as item (1) on the accompanying proxy card.

CORPORATE GOVERNANCE;
BOARD OF DIRECTORS AND COMMITTEES

Our business is managed through the oversight and direction of the Board of Directors. Our Board seeks to maintain high corporate governance standards.

We continue to enhance our corporate governance structure based upon a review of recommended best practices and in light of regulatory activity. Our corporate governance documents are available free of charge on our website at www.rockwellcollins.com under the Investor Relations tab and within the Corporate Governance link. We will provide, without charge, upon written request, copies of our corporate governance information. These documents include our Restated Certificate of Incorporation, By-Laws, Board of Directors Guidelines on Corporate Governance, Committee Charters, Board Membership Criteria, Code of Ethics, Categorical Standards and Policy for Director Independence and Related Person Transaction Policy.

Leadership Structure

The Board believes that the most effective leadership structure for the Corporation at this time and with our current CEO is one with a combined Chairman and CEO. Our current combined structure promotes unified leadership, a cohesive vision and strategy for the Corporation and clear and direct communication to the Board.

To ensure effective independent leadership, our non-employee directors meet regularly in executive sessions without the presence of management. The Chair of the Executive Committee, or a director designated by the independent directors who has the relevant background to lead the discussion of a particular matter, chairs these sessions. In addition, the independent directors review and advise management regarding the schedule and agendas for Board and Committee meetings. Moreover, the independent directors participate in the annual review of the CEO's performance. The Board believes this approach effectively complements the combined Chairman and CEO structure. The Board also believes this leadership structure supports the Board's ability to discharge its risk oversight role as discussed in further detail under the heading "Board's Role in Risk Oversight."

The Board does not have a policy regarding the separation or combination of the roles of the Chairman and CEO and believes that the separation or combination of these offices is a matter for discussion and determination by the Board. The Board believes that it should be able to select the Chairman of the Board based on the criteria that the Board deems to be in the best interests of the Corporation and its shareowners.

Board Independence

The Board of Directors has determined that no director other than Messrs. Jones and Beall has a material relationship with the Corporation. Accordingly, seven of our nine directors are "independent" directors based on an affirmative determination by our Board of Directors in accordance with the listing standards of the New York Stock Exchange ("NYSE") and Securities and Exchange Commission ("SEC") rules.

The standards relied upon by the Board in affirmatively determining whether a director is independent are primarily comprised of those objective standards set forth in the NYSE and SEC rules. In addition to these rules, the Board has adopted Categorical Standards and Policy for Director Independence to assist it in making determinations regarding the independence of its members.

In fiscal 2008, 2009 and 2010, we purchased raw materials from Precision Castparts, of which Mr. Donegan is Chairman and Chief Executive Officer. The purchases totaled $3 million in each of 2008 and 2009 and $3.4 million in 2010. Precision Castparts had consolidated gross revenues of $6.72 billion, $6.8 billion and $5.4 billion for 2008, 2009 and 2010, respectively. Since these purchases were well below 2% of Precision Castparts' consolidated gross annual revenues, the Board determined that Mr. Donegan's independence was not impaired under the Commercial Relationship standard in our Categorical Standards and Policy for Director Independence.

Board Meetings and Attendance

In fiscal year 2010, the Board of Directors held six meetings and acted on five occasions by unanimous written consent in lieu of a meeting. All of our directors attended 100% of the meetings of the Board and the Committees on which they served. In addition, non-Committee directors routinely attend and participate in discussions at Committee meetings. Directors are expected to attend the Annual Meeting of Shareowners unless they have a valid reason such as a schedule conflict. Last year all of our directors attended the 2010 Annual Meeting of Shareowners.

Board Committees

The Board has established five committees whose principal functions are briefly described below.

The Audit Committee has three independent directors. It assists the Board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The Audit Committee also:

  •
  has sole authority to appoint or replace our independent auditors, with that appointment being subject to shareowner approval

  •
  has sole authority to approve in advance the fees, scope and terms of all audit and non-audit engagements with our independent auditors

  •
  monitors compliance of our employees with our standards of business conduct and conflicts of interest policies

  •
  meets at least quarterly with our senior executive officers, head of internal audit and our independent auditors

The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Committee met eight times during fiscal year 2010.

The Board Nominating and Governance Committee has three independent directors. The principal functions of this Committee are seeking, considering and recommending to the Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the Annual Meeting. It also periodically prepares and submits to the Board for adoption the Committee's selection criteria for director nominees ("Board Membership Criteria"). It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board nominees for each committee of the Board. In addition, the Committee annually facilitates the assessment of the Board of Directors' performance as a whole and of the individual directors and reports thereon to the Board. The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates. For more information regarding the Committee's role in director nominations, see "Director Nominations" below. The Committee members met four times during fiscal year 2010.

The Compensation Committee has three independent directors. The principal functions of the Compensation Committee are to set salaries and annual and long-term incentives for the CEO and other senior executives; evaluate annually the performance of the CEO and other senior executives; review and approve the design and competitiveness of compensation plans, executive benefits and perquisites; periodically review and make recommendations to the Board regarding the competitiveness of director compensation; oversee the Corporation's annual and long-term incentive plans and deferred compensation plans; retain and terminate, in its sole discretion, any independent compensation consultant used to assist in the evaluation of director, CEO or senior executive compensation and in its sole authority approve the independent consultant's fees and other retention terms; review and approve corporate financial and non-financial goals used for the annual and long-term incentive plans; review and evaluate compensation arrangements to assess whether they could encourage undue risk-taking; and produce a compensation committee report on executive compensation for inclusion in the proxy statement. The Committee met four times during fiscal year 2010.

The Executive Committee has three directors. The principal function of the Executive Committee is to discharge certain responsibilities of the Board of Directors between meetings of the Board of Directors. The Committee may exercise all of the powers of the Board of Directors, except it has no power or authority to adopt, amend or repeal any sections or articles of our By-Laws or Restated Certificate of Incorporation; elect or remove officers, or fill vacancies in the Board of Directors or in committees; fix compensation for officers, directors or committee members; amend or rescind prior resolutions of the Board; make recommendations to shareowners or approve transactions that require shareowner approval; issue additional stock of the Corporation or fix or determine the designations and any of the rights and preferences of any series of stock (other than pursuant to a specific delegation of authority from the Board related to a shelf registration statement) or take certain other actions specifically reserved for the Board. The Committee did not meet during fiscal year 2010.

The Technology Committee has three non-employee directors. The principal functions of the Technology Committee are to review and provide guidance on important technology-related issues, including the assessment of (i) our technology competitiveness; (ii) the strength and competitiveness of our engineering processes and disciplines; (iii) our technology planning processes to support our growth objectives; and (iv) our focus on engineering leadership and critical technologist development and replacement planning. The Committee met twice during fiscal year 2010.

The membership of each committee as of December 1, 2010 is listed below.

Audit	Board Nominating and Governance	Compensation	Executive	Technology
Davis*	Policano*	Carbone*	Beall*	Shavers*
Lilley	Lilley	Donegan	Carbone	Beall
Policano	Shavers	Eberhart	Jones	Eberhart

*Chairman

Director Nominations

The Board Nominating and Governance Committee is responsible for identifying individuals who meet the Board's membership criteria, and recommending to the Board the election of such individuals. The Committee identifies qualified candidates in many ways including using outside search firms and by receiving suggestions from directors, management and shareowners.

Shareowners wishing to recommend director candidates for consideration by the Committee can do so by writing to the Board Nominating and Governance Committee, c/o the Secretary of the Corporation at our corporate headquarters in Cedar Rapids, Iowa, giving the candidate's name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. In addition to recommending nominees to the Committee, shareowners may also propose nominees for consideration at shareowner meetings. These nominee proposals must be provided timely and otherwise meet the requirements set forth in our By-Laws. See "Shareowner Proposals for Annual Meeting in 2012" set forth later in this proxy statement.

The Committee evaluates the qualifications of candidates properly submitted by shareowners under the same criteria and in the same manner as potential nominees identified by the Corporation. Director candidates are reviewed by the Committee as part of the Committee's Charter using various general guidelines set forth in the Board Membership Criteria, a copy of which is attached to the Board Nominating and Governance Committee Charter. Candidates are chosen with the primary goal of ensuring that the entire Board is balanced and collectively serves the interests of our shareowners. While the Committee does not have a formal policy with respect to diversity, the guidelines include taking into account such factors as diversity, background and experience, age and specialized expertise in the selection of candidates. In addition to the general guidelines, the Committee has identified the following minimum qualifications for Board membership: each nominee for director should be an individual of the highest character and integrity, have solid leadership skills, have experience at strategy/policy setting, have good communication skills, have a reputation for working constructively with others, have sufficient time available to devote to the affairs of the Corporation, be free of any conflict of interests that would interfere with the proper performance of the responsibilities of a director, and be under the age of 72 as of the meeting of shareowners at which he or she will stand for election.

Board's Role In Risk Oversight

The Board oversees the management of risks inherent in the operation of the Corporation's businesses and the implementation of its strategic plan. The Board reviews the risks associated with the Corporation's strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Corporation. In addition, the Board addresses the primary risks associated with the business of the Corporation on an ongoing basis at regular and special meetings of the Board.

Each of the Board's Committees also oversees the management of risks that fall within the Committee's areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. Non-Committee directors routinely attend each of the Committee meetings to help facilitate the Board's oversight role. The following paragraphs highlight risk matters overseen by two of the Board's Committees.

The Audit Committee oversees the operation of our enterprise risk management program, including a review of the status of matters involving the primary risks for the Corporation. The Vice President & General Auditor, who regularly provides reports to the Audit Committee, assists in identifying, evaluating and monitoring risk management controls to address identified risks. The Audit Committee also oversees and monitors management's internal control over financial reporting and the preparation of the Corporation's financial statements. The Committee oversees the internal and external audits including the risk-based approach used in the selection of audit matters. The Audit Committee provides reports to the Board that include these activities.

As part of its oversight of the Corporation's executive compensation program, the Compensation Committee, with the assistance of its independent compensation consultant, annually conducts a risk assessment of the Corporation's compensation policies and practices and reviews the internal controls and processes as they apply to compensation decisions and policies. The Compensation Committee provides reports to the Board that include its risk assessment and compensation decisions. Based upon its risk assessment, the Committee has identified several mitigating factors that help reduce the likelihood of undue risk-taking related to compensation arrangements including but not limited to the use of multiple measures (earnings per share, sales, operating cash flow and total shareowner return) in a balanced mix of annual and long-term incentive plans, use of multiple types of incentives (cash, stock options and performance shares), use of incentive payout caps in our annual and long-term incentive plans and executive stock ownership requirements that help to align incentives with long-term growth in equity values. Based on its review, the Compensation Committee has concluded that the Corporation's compensation policies and procedures do not encourage unreasonable risk-taking.

Communicating With Board Members

As discussed above, the Chair of the Executive Committee generally presides at regular executive sessions of our non-employee directors. Any shareowner or other interested party may communicate directly with this presiding director by sending an email to presidingdirector@rockwellcollins.com or writing to: Presiding Director, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Communications by shareowners or other interested parties may also be sent to non-employee directors, as a group or individually, by sending an email to boardofdirectors@rockwellcollins.com or by writing to Board of Directors (or one or more directors by name), Attn: Corporate Secretary, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Upon receipt of any communication, the Corporate Secretary will determine the nature of the communication and, as appropriate, facilitate direct communication with the appropriate director.

CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS

The Board has adopted a Related Person Transaction Policy providing for the review and approval or ratification by the Audit Committee of certain transactions or relationships involving Rockwell Collins and its directors, executive officers, certain shareowners and their affiliates. The Audit Committee is responsible for reviewing these transactions and takes into account the pertinent facts and circumstances presented, and any other information they deem appropriate, to determine the disposition action that is in the best interests of the Corporation.

This written policy sets forth procedures for the review, approval or ratification and monitoring of transactions involving Rockwell Collins and "related persons." For the purposes of the policy, "related persons" include executive officers, directors and director nominees or their immediate family members, or shareowners owning five percent or greater of Rockwell Collins' outstanding stock. The Related Person Transaction Policy defines "related person transactions" in accordance with applicable SEC rules as any transaction in which the Corporation was or is to be a participant, and in which a related person has a material direct or indirect interest that exceeds $120,000. The policy requires these related person transactions to be reviewed and approved or ratified by the Audit Committee. In addition, this policy requires related persons to disclose to the Audit Committee the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction and the related person's direct or indirect material interest in, or relationship to, the related person transaction.

The Corporation employs in non-executive positions the spouses of two executives (Roy Mattai, husband of Nan Mattai, Senior Vice President, Engineering and Technology and John Schulte, husband of Marsha Schulte, Vice President, Finance and Controller) and those spouses each receive in excess of $120,000 in total employee compensation. The compensation of these family members was established in accordance with the Corporation's employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. These two employment relationships were approved by the Board.

The Corporation purchases goods and services in the ordinary course of business from companies where Mr. Donegan served as an executive officer within the preceding three years. This relationship is further discussed above under the heading "Corporate Governance; Board Independence". This relationship is not material in amount and has been approved by the Board.

In addition, Mr. Beall's Rockwell benefits assumed by us, as described below under the heading "Compensation of Directors", have been approved by the Board pursuant to the Related Person Transaction Policy.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and other requirements of the New York Stock Exchange and applicable law. All three members have been deemed "audit committee financial experts" (as defined by applicable Securities and Exchange Commission rules) by our Board. The Committee has furnished the following report:

We assist the Board of Directors in overseeing and monitoring the integrity of the Corporation's financial reporting process, compliance with legal and regulatory requirements and the quality of the internal and external audit processes. Our roles and responsibilities are set forth in a written Charter adopted by the Board of Directors. We review and reassess the Charter periodically and recommend any changes to the Board for approval.

We are responsible for overseeing the Corporation's overall financial reporting process. In fulfilling our responsibilities for the financial statements for fiscal year 2010, we:

  •
  reviewed and discussed the audited financial statements for fiscal year 2010 with management and Deloitte & Touche LLP ("Deloitte"), the Corporation's independent auditors;

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  reviewed and discussed management's report and Deloitte's report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act;

  •
  discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 114 relating to the conduct of the audit; and

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  received written disclosures and the letter from Deloitte regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board. We discussed with Deloitte its independence, and considered whether the provision of non-audit services by Deloitte is compatible with maintaining its independence. All audit and non-audit services provided by Deloitte to the Corporation in fiscal year 2010 were pre-approved by us.

Based on our review of the audited financial statements and discussions with management and Deloitte, we recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for fiscal year 2010 for filing with the SEC. The Audit Committee also has reviewed the performance and independence of Deloitte and recommends that shareowners approve the selection of Deloitte as the Corporation's independent auditors for fiscal year 2011.

Audit Committee

Chris A. Davis, Chairman
Andrew J. Policano
David Lilley

EQUITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareowners.    The following table provides information about each shareowner known to us to own beneficially more than 5% of the outstanding shares of our Common Stock and information about the ownership of our Common Stock under our Savings Plans.

Name and Address of Beneficial Owner	Shares	Percent of Class(1)
Vanguard Group, Inc.	7,786,874	5.0%
Valley Forge, PA(2)
Fidelity Management Trust Company	6,679,553	4.3%
Boston, MA(3)
(as Trustee under our Savings Plans)

(1)
Percent of class calculation is based on shares of Common Stock outstanding as of December 6, 2010.
(2)
This information is based on a Schedule 13F filed with the SEC by this shareowner reporting that it beneficially owned these shares of Common Stock as of September 30, 2010.
(3)
This information is based on data provided by the trustee as of December 6, 2010. Shares held by the trustee under these Savings Plans on account of the participants in such plans will be voted by the trustee in accordance with written instructions from the participants, or instructions given by the participant pursuant to our telephone or Internet voting procedures. Where no instructions are received, the trustee will vote such shares in the same proportion on each issue as it votes those shares for which it has received voting instructions from participants.

Management Equity Ownership. The following table shows the beneficial ownership, reported to us as of December 1, 2010, of our Common Stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options or through various trust arrangements) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, of each director, each executive officer listed in the table and of such persons and other executive officers as a group.

	Beneficial Ownership on December 1, 2010
Name	Shares(1)		Percent of Class(2)
Clayton M. Jones	1,251,020	(3,4,5)	*
Donald R. Beall	167,776	(4,6,7)	*
Anthony J. Carbone	50,876	(4,6,7)	*
Chris A. Davis	50,184	(4,6,7)	*
Mark Donegan	9,634	(7)	*
Ralph E. Eberhart	7,877	(7)	*
David Lilley	12,177	(7)	*
Andrew J. Policano	12,553	(7)	*
Cheryl L. Shavers	32,766	(4,6,7)	*
Gregory S. Churchill	364,754	(3,4,5)	*
Patrick E. Allen	228,459	(3,4,5)	*
Robert K. Ortberg	185,392	(3,4,5)	*
Kent L. Statler	98,349	(3,4,5)	*
All of the above and other executive officers as a group (23 persons)	3,208,837	(3,4,5,6,7,8)	2

* Less than 1%

(1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2) The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

(3) Includes shares held under our Retirement Savings Plan as of December 1, 2010. Does not include 11,402 share equivalents for Mr. Jones, 2,203 share equivalents for Mr. Churchill, 1,381 share equivalents for Mr. Allen, 1,241 share equivalents for Mr. Ortberg, 1,207 share equivalents for Mr. Statler, and 28,168 share equivalents for the group, held under our Non-Qualified Savings Plan as of December 1, 2010. These share equivalents under the Non-Qualified Savings Plan are settled in cash in connection with retirement or termination of employment and may not be voted or transferred.

(4) Includes shares that may be acquired upon the exercise of outstanding stock options that are or will become exercisable within 60 days as follows: 1,123,177 for Mr. Jones, 15,000 for Mr. Beall, 15,000 for Mr. Carbone, 25,000 for Ms. Davis, 18,500 for Dr. Shavers, 330,399 for Mr. Churchill, 202,199 for Mr. Allen, 164,199 for Mr. Ortberg, 80,099 for Mr. Statler and 2,570,155 for the group.

(5) Does not include performance shares held by such persons for which shares of our Common Stock may be issued following the completion of any open three-year performance period, which shares are dependent on the level of achievement of our performance goals.

(6) Includes 21,381 shares for Mr. Beall, 11,984 shares for Mr. Carbone, 6,413 shares for Ms. Davis, and 4,632 shares for Dr. Shavers granted as restricted stock as compensation for services as directors.

(7) Includes 18,075 shares for Mr. Beall, 18,107 shares for Mr. Carbone, 18,771 shares for Ms. Davis, 9,634 shares for Mr. Donegan, 7,877 shares for Mr. Eberhart, 12,177 shares for Mr. Lilley, 12,553 shares for Dr. Policano, and 9,634 shares for Dr. Shavers granted as restricted stock units as compensation for services as directors.

(8) Includes 8,612 shares under our Savings Plan held by executive officers' spouses and 1,483 shares acquired by an executive officer's spouse under our Employee Stock Purchase Plan as of December 1, 2010.

COMPENSATION OF DIRECTORS

2010 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding compensation for each of our non-employee directors for 2010. Our non-employee director compensation program for 2010 is unchanged since 2007 and is comprised of cash (board and committee annual retainer fees) and equity (restricted stock unit awards). Mr. Jones, who is a director and an employee, does not participate in the compensation program for non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings($)	All Other Compensation ($)(5)	Total($)
Donald R. Beall(6)	$100,000	$115,688	—	—	—	$20,526	$236,214
Anthony J. Carbone	$100,000	$115,719	—	—	—	$11,505	$227,224
Chris A. Davis	$110,000	$116,243	—	—	—	$6,156	$232,399
Mark Donegan	$100,000	$108,719	—	—	—	—	$208,719
Ralph E. Eberhart	$100,000	$107,050	—	—	—	—	$207,050
David Lilley	$105,000	$110,033	—	—	—	—	$215,033
Andrew J. Policano	$105,000	$111,492	—	—	—	—	$216,492
Cheryl L. Shavers	$100,000	$108,719	—	—	—	$4,447	$213,166

(1) Non-employee directors receive an annual retainer fee of $100,000 that they may elect to receive in cash or restricted stock units (RSUs) in lieu of cash. Each of Messrs. Beall, Carbone and Lilley and Ms. Davis elected to defer 100% of their 2010 cash retainer into RSUs.

(2) The Audit Committee Chairman receives an annual fee of $10,000 and each other Audit Committee member receives an annual fee of $5,000. These fees may be paid in cash or in RSUs in lieu of cash, at the election of the Audit Committee member. Ms. Davis elected to defer 100% and Mr. Lilley elected to defer 75% of their 2010 Audit Committee fees into RSUs.

(3) The dollar value represents the aggregate grant date fair value of the RSUs in accordance with FASB ASC Topic 718 and does not reflect a reduction for possible forfeitures. Under the 2006 Long-Term Incentives Plan, non-employee directors receive an annual grant of RSUs determined by dividing $100,000 by our closing stock price on the date of the shareowner's annual meeting. RSU dividend equivalents accrue quarterly and are included in this column.

(4) No options were awarded to directors in fiscal year 2010. Our non-employee directors have outstanding equity awards as of the end of fiscal year 2010 as follows:

Name	Option Awards	Restricted Stock Awards	Restricted Stock Unit Awards
Donald R. Beall	15,000	21,381	17,641
Anthony J. Carbone	15,000	11,984	17,673
Chris A. Davis	25,000	6,413	18,293
Mark Donegan	—	—	9,634
Ralph E. Eberhart	—	—	7,877
David Lilley	—	—	11,721
Andrew J. Policano	—	—	12,553
Cheryl L. Shavers	18,500	4,632	9,634

(5) Represents cash dividends paid on restricted stock for Messrs. Beall and Carbone and Ms. Davis and Dr. Shavers.

(6) Mr. Beall also receives benefits related to his prior service as an executive of a predecessor company. These additional benefits are disclosed further in the narrative below.

The components of our non-employee director program are described below.

Cash Compensation

All non-employee directors receive a retainer fee of $100,000 per year for service on the Board of Directors, payable in advance in equal quarterly installments. An additional $10,000 annual retainer fee is paid to the Audit Committee chair. An additional $5,000 annual retainer fee is paid to each of the other Audit Committee members. In November 2010, the Board of Directors approved additional annual retainer fees of $10,000 for the Compensation Committee chair and $5,000 for each of the Technology Committee chair and the Board Nominating and Governance Committee chair. Under the 2006 Long-Term Incentives Plan (2006 LTIP), each director has the option each year to determine whether to defer all or any part of his or her retainer fees by electing to receive restricted stock units of our Common Stock valued at the closing price on the date the cash retainer payment would otherwise be paid. Directors are reimbursed for all reasonable expenses associated with attending Board and Committee meetings and otherwise relating to their director duties. Directors are also eligible to receive up to $5,000 in matching charitable gifts under our matching gift program.

Stock-Based Compensation

In addition to the retainer fees described above, each non-employee director is granted restricted stock units of our Common Stock under the 2006 LTIP with a $200,000 value concurrently with the director's election to our Board. Following the completion of one year of service on the Board, each non-employee director is granted restricted stock units of our Common Stock with a $100,000 value immediately after every Annual Meeting of Shareowners of the Corporation. These restricted stock units, which do not have voting rights, entitle the directors to a contractual right to receive at a future date the number of shares of Common Stock specified. Pursuant to the terms of the directors' restricted stock units, dividend equivalents in the form of additional restricted stock units accumulate on the date we otherwise pay dividends on our Common Stock and directors receive unrestricted shares of our Common Stock in payment for restricted stock units upon termination of service on our Board of Directors.

Other

Mr. Beall receives, in addition to the standard non-employee director compensation described above, approximately $23,000 per month for office, telecommunication and administrative services. Payment for these office, telecommunication and administrative services are benefits granted by Rockwell International Corporation (now known as Rockwell Automation, Inc.) ("Rockwell") that were assumed by us in our spin-off from Rockwell (the "Distribution") and are not compensation for services provided to us as a director. Mr. Beall also receives retirement benefits (principally defined benefit pension) as a result of his years of service with Rockwell that were assumed by us in the Distribution.

Director Stock Ownership Guidelines

Each non-employee director is required to own shares of our Common Stock with a market value of at least three times the annual retainer amount within four years of joining the Board of Directors. We consider all shares held as follows toward meeting these ownership requirements: shares owned outright (including in trusts and those held by a spouse), shares of restricted stock and shares represented by restricted stock units. Unexercised stock options are not included toward meeting the guidelines. Progress toward meeting these ownership guidelines was reviewed in April 2010, and at that time it was projected that all directors would meet the ownership guidelines on a timely basis. The Compensation Committee's independent consultant reviews the ownership guidelines on an annual basis to ensure that they remain competitive with market practice.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) provides detailed information about the compensation program for the Corporation's named executive officers. It includes the Compensation Committee's compensation philosophy, the objectives of our compensation program and a discussion of each element of compensation paid to the named executive officers for the most recently completed fiscal year. Unless otherwise noted, references to years in this CD&A are to Rockwell Collins' fiscal years that end in September.

Executive Summary

The Compensation Committee ("Committee") believes in pay-for-performance and approves programs that are aligned with corporate, shareowner and individual goals. To attract and retain top talent, target compensation is set around the median of the competitive market. A significant portion of total direct compensation (base salary plus annual and long-term incentives) is dependent on the achievement of annual and long-term performance goals approved by our Board of Directors.

The Corporation performed well in 2010 against its annual goals despite continued volatility in the Corporation's markets. Earnings per share of $3.50 exceeded our target goal of $3.45, sales of $4.637 billion were slightly below our target goal of $4.7 billion and operating cash flow of $711 million exceeded our target goal of $650 million. In addition, the Corporation performed well against its non-financial goals. As a result, annual incentive compensation payments to executives in 2010 improved compared to 2009 when salaries were frozen and no annual incentives were paid. Annual incentive payments for 2010 were paid at 73% of target (excluding any individual performance adjustments), which was significantly better than the 40% target level set at the beginning of the year in order to provide a more affordable payout given the lower earnings expectations for 2010. Results for purposes of calculating payments under the annual incentive plan were adjusted to exclude the impact of acquisitions in accordance with the terms of the plan.

The Corporation's three-year performance on long-term financial targets for the 2008-2010 period resulted in return on sales of 13.9%, above the target of 12%, and cumulative sales of $13.4 billion, was below the target of $15.3 billion as a result of the decline in our Commercial Systems revenues during 2009 and 2010. The Corporation's total return to shareowners (stock price return and dividend yield) for the 3-year period was among the top three peer companies and resulted in a further upward adjustment of 20%. As a result, long-term incentive payments for 2008-2010 in the form of performance shares were made at 131% of target to eligible executives, including the named executive officers. Results for purposes of calculating payments under the long-term incentive plan were adjusted to exclude the impact of acquisitions in accordance with the terms of the plan.

The Committee seeks to continue to make prudent decisions on compensation matters and stay abreast of relevant developments. The Committee was satisfied with the risk assessment of the Corporation's compensation policies and procedures as disclosed under "Board's Role in Risk Oversight" in this proxy statement. The Committee believes that the Corporation's executive compensation program reflects its prudent decisions and examples include:

  •
  No employment agreements. The Corporation has not entered into employment agreements with its executive officers.

  •
  No tax gross-ups. Tax gross-ups are not provided to executive officers for any benefits or compensation.

  •
  Change in Control Agreements. Benefits are payable under executive change in control agreements only on a double trigger basis (i.e., a change in control and a qualifying termination of employment). Tax gross-ups are not provided under the agreements.

  •
  Pay-for-Performance. The Corporation believes in pay-for-performance. The long-term incentive program is 100% performance-based. Performance shares become payable only if performance is achieved over three-year periods. Shares will not become payable with the passage of time. Stock options only have value if the Corporation's stock price increases.

  •
  Independent Compensation Consultant. The Committee is advised by an independent compensation consultant who keeps the Committee apprised of developments and best practices.

Compensation Philosophy and Objectives

The Committee has developed and implemented compensation policies, plans and programs to provide competitive compensation opportunities with payments that are highly dependent on the Corporation's performance and the enhancement of shareowner value, consistent with a pay-for-performance philosophy. Base salaries and target incentive compensation are set around the median compensation levels of other similarly sized companies and aerospace and defense peer companies, adjusted for size. The Committee considers the total compensation package (earned or potentially available) in establishing each element of compensation.

The policies, plans and programs are designed to meet the following objectives:

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  support the Corporation's vision roadmap

  •
  attract and retain highly qualified executives

  •
  be competitive with peer companies

  •
  reward corporate, business unit and individual performance

  •
  align the interests of executives and shareowners

  •
  promote a balance between annual and long-term results

What Compensation is Intended to Reward

A significant amount of the named executive officers' compensation is variable, tied to performance as measured by specific goals for both the annual and long-term incentive plans. To support our pay-for-performance philosophy, performance is evaluated as follows:

Corporate Performance. The annual incentive plan is designed to reward the achievement of annual financial goals and non-financial goals that are important to the current and future success of the Corporation. These goals are included in the Corporation's annual operating plan that is prepared by management and approved by the Board of Directors. The same annual incentive plan design and performance metrics apply to all named executive officers and most employees of the Corporation worldwide.

Our 2006 Long-Term Incentives Plan was established to reward the achievement of long-term financial goals and increased shareowner value. This plan applies generally to about 150 executives including the named executive officers. Under this plan, we grant our named executive officers and other executives three-year performance shares and stock options.

Business Unit Performance. The Chief Executive Officer ("CEO") reviews the performance of each business unit and shared service based on the achievement of goals included in the Corporation's annual operating plan consisting of both financial and non-financial measures. Based on this overall assessment, the CEO has the discretion to adjust the annual incentive pool upward or downward by five percent to reflect the business unit's or shared service's performance within the limits the Committee has delegated to the CEO.

Individual Performance. The Corporation's performance review and development plan is a formal performance management program that applies to all salaried employees including the named executive officers. Individual performance goals are established at the beginning of each fiscal year and are aligned with the Corporation's annual operating plan. Performance against these goals is evaluated at the mid-year point and at the end of the fiscal year. The CEO approves the individual performance goals of the other named executive officers at the beginning of each fiscal year, evaluates their performance at mid-year and at the end of the fiscal year and recommends to the Committee any resulting performance adjustments to their salaries and annual incentive payments. The CEO's personal goals are approved by the Committee each year in September for the next year. Following the end of the fiscal year, the Committee, with input from the other directors, formally evaluates the CEO's performance during its executive session and decides on any resulting salary adjustment and/or individual performance adjustment to the annual incentive payment.

Roles and Responsibilities

Compensation Committee. The Board of Directors has delegated to the Committee responsibility for the development and oversight of the Corporation's executive compensation program. The Committee consists entirely of independent directors. The Committee reports the results of its review and specific proposals regarding changes to compensation programs and actions regarding the CEO to the Board of Directors. The Committee's duties and responsibilities are described under "Compensation Committee" on page 9 of this proxy statement.

Independent Consultant. The Committee selects and retains the services of an independent consultant to provide professional advice on the Corporation's executive compensation program and the non-employee director compensation program. The independent consultant, Semler Brossy Consulting Group, LLC ("independent consultant"), is retained directly by the Committee and provides no other service to the Corporation. The independent consultant interacts directly with the Committee's chairman, attends Committee meetings and provides an independent market assessment of peer companies and general industry compensation and practices. The independent consultant meets with new Committee members to orient them to the policies, plans and programs managed by the Committee. The independent consultant meets with management to collect information, to solicit management's input and to fully understand the Corporation's plans, goals and actual performance. The consulting relationship is reviewed by the Committee annually to determine its satisfaction with the services and advice provided by the independent consultant.

Management. The CEO reports to the Committee about the Corporation's performance, business unit performance and individual performance of the other named executive officers. He also discusses the operational and financial plans for future performance periods (annual and long-term) as they relate to compensation decisions. The CEO provides input on the design of compensation programs and policies. He also makes recommendations for compensation changes for the other named executive officers. The Senior Vice President, Human Resources provides additional support, analysis and counsel, including execution of the programs under the supervision of the Committee. Certain members of management, including the CEO, regularly attend Committee meetings. The CEO is delegated authority to approve the compensation arrangements other than for designated senior executive positions in the Corporation, with limitations that are established by the Committee. The Committee typically meets for a portion of its meetings in executive session, with its independent consultant but without the CEO or other members of management. The Committee's deliberations on CEO compensation are held during a non-management executive session of the Committee (that typically includes all non-executive board members).

Market Assessment

The Committee annually considers market data for total direct compensation (base salary plus annual and long-term incentives) for the named executive officers and other designated senior executives based on the independent consultant's research. The Committee uses this market data to assess the competitiveness of the Corporation's executive compensation and the mix between fixed (base salary) and variable (annual and long-term incentives) compensation.

The Committee generally sets target total direct compensation (base salary plus annual and long-term incentives) around the median of the market data. Each executive can be paid above or below that amount based on years in the position, prior experience, individual performance and corporate performance. Although the Corporation reviews the market data, the information is not managed year-to year to set compensation and there is no commitment to tie compensation to the compensation paid by the peer group companies discussed below.

The Committee uses two sources of information to assess executive compensation—a general peer group comprised of companies with revenues similar to the Corporation and a peer group of companies in the aerospace and defense industry. The general peer group data is the primary source of market data and the aerospace and defense industry peer group is the secondary source. The general peer group provides more consistency year-over-year due to its size. A wider variety of positions are reported in the general peer group allowing more specific comparisons to the executive officers of the Corporation. The smaller group of aerospace and defense peers provide specific insight into industry practices and compensation decisions at individual companies.

  •
  General peer group: The Corporation's senior executives have skills that are in demand outside of the aerospace and defense industry. The independent consultant conducted a November 2009 analysis using compensation information from a widely utilized executive compensation resource—the Towers Watson Compensation Data Bank to obtain market data. The independent consultant reviewed the compensation levels at companies with similar revenues. This general peer group is comprised of 110 companies with revenues ranging from $3 billion to $6 billion; the Corporation's 2009 revenue was $4.47 billion and its 2010 goal was $4.7 billion. As a result, the Committee believes that these companies are good comparators. The companies in the general peer group are listed on Appendix A.

  •
  The aerospace and defense industry peer group consisted of fourteen companies:

AAR Corp.	ITT Corp.
Alliant Techsystems Inc.	L-3 Communications Holdings, Inc.
The Boeing Co.	Lockheed Martin Corp.
Esterline Technologies Corp.	Moog Inc.
General Dynamics Corp.	Northrop Grumman Corp.
Goodrich Corp.	Raytheon Co.
Harris Corp.	Teledyne Technologies Inc.

The aerospace and defense industry peer group is reviewed periodically by the Committee to assure that it continues to represent an appropriate group of competitive companies for executive compensation purposes. The companies were selected because they are representative of companies that compete with us for business and executive talent.

Each year the independent consultant collects compensation data from public filings for each of these peer group companies. The Corporation's revenue is around the median of the peer group; however, because some companies are larger and some are smaller, the data is size-adjusted based on revenue to obtain a more comparable view of the market. This data is also interpreted giving consideration to year-over-year variability and the impact of changes of any individual named executive officer among the peer group companies.

Comprehensive Compensation Review

In the course of reviewing data from external sources and making decisions about the CEO's compensation or considering the CEO's recommendations for the other named executive officers, the Committee also reviews comprehensive compensation information for each named executive officer. This information includes detailed modeling of the current dollar value of all aspects of compensation, including base salary, annual and long-term incentives, perquisites, pension and savings plans, and health and welfare benefits. The Committee reviews this information to ensure that the total compensation awarded to each named executive officer is reasonable and consistent with the compensation philosophy and objectives discussed above.

Elements of the Compensation Program

The elements of the Corporation's executive compensation program are as follows: base salary, annual incentive, long-term incentives, perquisites and benefits. Each year the Committee approves the design and performance goals for both the annual and long-term incentives consistent with the Committee's compensation philosophy and objectives.

Allocation among the elements of direct compensation. The mix of base salary and annual and long-term incentives varies by position. To support the Corporation's pay-for-performance philosophy and consistent with external market assessment, the higher the level of responsibilities and accountability, the more compensation is "at risk" for achieving the Corporation's annual and long-term performance goals. For the CEO and the other named executive officers, the mix of the elements of total direct compensation at target levels is generally the following:

Position	Base Salary	Annual Incentive	Long-Term Incentives
CEO	20%	20%	60%
Other named executive officers	30%	20%	50%

For 2010, because the annual incentive target was set at 40% of the customary annual incentive target, the mix varied from that shown above. As a result, the relative percentage of the target opportunity provided by base salary and long-term incentives was greater in 2010 than that shown above.

Base Salary. Each of the named executive officers, including the CEO, is paid a base salary for performance of his/her job duties and responsibilities. Base salary targets are generally set around the median of the competitive data; however, actual salaries can be below, at or above the median depending on performance and past experience. Newly promoted named executive officers are typically paid below the median of the competitive data with salary increases over time designed to move them to the median or above subject to meeting or exceeding their performance objectives.

Base salary is reviewed annually and consideration is given for base salary adjustments based on individual performance and available competitive data that is presented by the independent consultant. The salaries of the CEO and the other named executive officers are decided by the Committee after considering input from the CEO regarding base salary adjustments for the other named executive officers and consulting with the independent consultant and the Board of Directors.

Annual Incentives. Participants are eligible for lump sum cash payouts under the annual incentive compensation plan based on the achievement of specific financial and non-financial goals that are included in the Corporation's annual operating plan approved by the Board of Directors. The annual operating plan reflects the Corporation's performance commitments to its key constituents—shareowners, customers and employees—for the upcoming year. The incentive compensation plan has historically included specific goals for sales, earnings per share and operating cash flow, and non-financial goals in the categories of future growth/program pursuits, operational excellence and employee goals. Beginning in 2010, these goals also included execution of strategies and unplanned events, market conditions and comparison to industry performance. The annual incentive plan is designed to provide competitive annual incentive payments if target goals are achieved, to provide above-target payments if these goals are exceeded, and to provide below target payments or no payments if the goals are not achieved.

The Committee establishes the annual performance target goals and sets each named executive officer's annual target bonus as a percentage of salary based upon the median of the competitive market data for each position. Annual incentive payments typically range from 0 to 200% of the annual incentive target based on the performance achieved against the financial and non-financial goals in the annual operating plan. The 2010 payout for plan performance was set at 40% of the target to provide a more affordable payout given the lower earnings expectations for 2010. More upside leverage was provided above the target payout level if goals were exceeded in 2010 and annual payments could range from 0 to 160%. Each named executive officer's payout may also be adjusted up or down based upon the individual's and his business unit's performance during that fiscal year.

The annual incentive pool is the sum of all target bonuses for the named executive officers and other executives who participate in the annual incentive plan multiplied by the annual incentive payout percent based on the performance of the Corporation against the goals that were established for the year. The incentive pool is subject to business unit, as well as individual, adjustments in accordance with recommendations from the CEO to the Committee. Individual performance adjustments can be made to the resulting incentive payments; however, they cannot in the aggregate increase or decrease the size of the incentive pool unless authorized by the Committee or unless the CEO exercises the discretion delegated to him by the Committee to adjust the pool by up to 5%.

The 2006 Annual Incentive Compensation Plan for Senior Executive Officers, approved by shareowners at the 2006 Annual Meeting, provides for performance-based annual incentive compensation designed to comply with Internal Revenue Code Section 162(m) and thereby allow for the full tax deduction of annual incentive payments. This plan defines a maximum amount for the awards that can be allocated each year to the CEO and to the other named executive officers. The annual incentive awards actually paid to these executives have always been well below this plan's maximum. The Committee uses its discretion to reduce the amount otherwise payable under this plan so these senior executives earn annual incentive payments based on the achievement of the same performance goals set forth in the annual incentive plan that applies to all employees generally.

Annual Incentive Plan Performance Results. As the table below shows for annual incentive payments in the past three years, annual incentives are paid above targets when performance objectives are exceeded and annual incentives are paid below target when performance objectives are not met.

	Actual Performance Compared to Annual Goals
Year	EPS(1)	Sales(1)	Asset Measure(2)	Incentive Payout %(3)
2008	+6.9%	+0.7%	-19.5%	121%
2009	-14.4%	-14.1%	-22.4%	0%
2010	+1.4%	-1.3%	+9.4%	73%
1)
Sales and EPS have been adjusted for acquisitions and certain other nonrecurring items in accordance with the plan.
2)
For 2008 and 2009, the asset measure was working capital as a percentage of sales. Working capital was defined as current assets, excluding cash and deferred taxes, minus current liabilities, excluding debt. Working capital was adjusted for acquisitions and certain other nonrecurring items. For 2010, operating cash flow replaced working capital as a percentage of sales as the asset measure.
3)
Incentive payouts also depend on the Committee's assessment of the Corporation's achievement of non-financial goals as described above under "Annual Incentives". See "Performance and Payments for 2010" for the Board's assessment of the Corporation's performance of the non-financial goals.

For 2010, the Committee decided to replace working capital as a percentage of sales with operating cash flow. Operating cash flow was chosen since it is a direct measure of cash and is tied to external reporting. Given the challenging economic environment, the Committee determined that it was important to have a measure tied to cash flow. In addition, having a measure tied to external reporting allows plan participants to more easily compare performance against the goal. Sales and earnings per share were retained as annual goals for 2010 since the Committee wants to encourage top line (sales) and bottom line (profit) growth.

Another important component of the annual incentive plan includes non-financial goals. For 2010, these goals related to program wins, operational excellence and strategies to drive the Corporation's Value Proposition for People, a program designed to help the Corporation attract, develop, retain, support and reward employees. The Committee exercises its judgment in determining the Corporation's performance against the non-financial goals.

Long-Term Incentives. The 2006 Long-Term Incentives Plan provides the Committee with flexibility to grant long-term incentive awards in a variety of forms including multi-year performance shares. The purpose of long-term incentive compensation is to align an executive's performance to the long-term success of the Corporation and to increase shareowner value. A significant portion of the compensation of the CEO and other named executive officers is at risk for achieving the strategic financial performance targets set by the Committee in these long-term incentive awards and for growing the Corporation's stock price. These awards also serve as an important retention tool because they vest over multiple years.

Each year the Committee reviews the competitive market data and analysis for long-term incentive grants provided by the independent consultant. This review includes the amount of compensation awarded and the design of a long-term incentive plan that will support the Committee's pay-for-performance philosophy. The target long-term incentive compensation for the CEO and other named executive officers is generally set around the median of the competitive market, making any changes in the targets after evaluating three years of market data to ensure changes are a trend and not just short-term volatility in long-term incentive compensation. The Committee sets the long-term incentive target compensation in dollars. This dollar target is converted to a mix of stock options and multi-year performance shares with overlapping performance cycles. This approach allows the Committee to establish goals for each cycle that reflect the current strategic business plan.

The dollar values of the 2010 incentives were converted on the date of grant to a number of shares underlying stock options based on an option pricing model that determines the value of an option and were converted into a number of target performance shares based on the grant date closing share price.

Stock options only provide compensation if there is growth in the Corporation's stock price. The performance share payouts can range from 0% to 200% of the target amount and the payouts are determined after the three-year results are evaluated against financial goals. A peer performance modifier, based on total shareowner return (TSR) defined as share price growth and dividend yield over the three-year period, can drive an adjustment up or down by 20% of the amount otherwise payable under the performance shares (e.g., if the payout based on financial performance is 200%, the amount may increase to 240% if the Corporation is among the top peer performers, and may be reduced to 160% if the Corporation is among the bottom of the peer performers). For further details on these long-term incentives, see "2010 Compensation, Long-Term Incentives" below.

Long-Term Incentives Performance Results. The long-term incentives are strongly linked to the Corporation's performance results. The Committee has chosen to use a combination of stock options and performance shares with multi-year performance cycles. For information related to the performance of the stock options, please see "Outstanding Equity Awards at Fiscal Year End" and "Option Exercises and Stock Vested." The payment of performance shares is dependent on organic sales growth and return on sales (net income divided by total sales) to encourage profitable growth. The following table shows the payouts for long-term performance shares in the past three years and the associated performance by the Corporation on the key measures.

	Actual Financial Performance		Percent of Target Performance Award Payout
3-year Performance Cycle	Cumulative Sales ($ billions)*	Return on Sales*	Before TSR Modifier	After TSR Modifier
2006-2008	$12.6	13.7%	200%	160%
2007-2009	$13.5	14.0%	168%	168%
2008-2010	$13.4	13.9%	109%	131%

*Cumulative sales and return on sales have been adjusted for acquisitions and certain other nonrecurring items in accordance with the performance shares. Return on sales is defined as total net income adjusted for acquisitions and certain other nonrecurring items divided by total sales adjusted for acquisitions and certain other nonrecurring items for the applicable three-year performance cycle. For the 2006-2008 performance cycle, the Committee granted performance cash in addition to performance shares.

Equity grant practices. The Committee has continued to follow a practice of granting long-term incentives (including stock options) at its November meeting each year. The meeting date is scheduled at least one year in advance. This meeting follows the public release of annual earnings typically by about two weeks. This allows the market to absorb the impact of the Corporation's public release of year-end financial results before the Committee makes the annual grant. The Committee on occasion will make grants at other regularly scheduled meetings when a new executive is named either as a result of an internal promotion or hiring. The Committee has delegated to the CEO the authority to make individual equity grants to positions below certain designated senior executive positions. These grants are approved by the CEO on the date of a regularly scheduled meeting of the Board of Directors. The Committee reviews the use of this delegation at its November meeting each year.

Benefits. The CEO and other named executive officers generally are covered by the same broad range of benefit programs available to other U.S. salaried employees of the Corporation. These benefits include medical, prescription drug, dental, vision, flexible spending accounts, defined contribution savings plans, an employee stock purchase plan, life insurance, disability payments and vacation. In October 2006, the Corporation froze its defined benefit pension plan and amended the defined contribution savings plan to include an additional corporate retirement contribution using a percent of eligible earnings ranging from 0.5% to 6% based on age and service for salaried employees including the named executive officers. The Corporation provides a broad array of benefit programs to attract and retain a skilled and highly talented workforce and to provide employees with choice to meet their personal needs. These benefits are reviewed periodically to assure that they remain competitive and cost effective. It is the Corporation's intention to provide a comprehensive benefits program that in total value is around the median of competitive practice.

Deferral Plans. To provide a tax-effective opportunity to save for retirement or other future needs, the Board of Directors has authorized compensation plans that allow for the elective deferral of the receipt of base salary and annual incentive awards when earned and otherwise payable to eligible employees. Eligible employees include the named executive officers and a select group of other management and professional employees. Deferred amounts accrue earnings based on each participant's selection of investment choices that generally mirror the funds provided in the Corporation's qualified savings plan.

Perquisites. As part of a comprehensive executive compensation program, the Committee has provided the CEO and named executive officers certain annual perquisites, such as: car allowance, financial planning allowance, reimbursement for an executive physical exam and airline club memberships.

These perquisites are designed to be competitive within the industry that the Corporation competes for executive talent. They are reviewed annually by the Committee to assure that they continue to be competitive and consistent with the Committee's overall compensation philosophy. Details about the perquisites provided to the CEO and other named executive officers are included in the Summary Compensation Table and its footnotes.

2010 Compensation

At its November 2009 meeting, the Committee approved increased base salaries and annual incentive targets for 2010. Long-term incentive grants in the form of stock options and performance shares for the period 2010 through 2012 were also made at that meeting. In addition, the Committee approved long-term incentive payments for the 2007 through 2009 performance period at the November meeting.

Salary increases were reinstated globally in 2010 and were generally effective January 1, 2010. For 2010, the planned incentive plan target payout was changed from 100% to 40% to provide a more affordable payout given the challenging economic outlook. The actual payout was determined to be 73% after 2010 results were known. The incentive plan for 2010 was designed to range from 0 to a maximum of 160% providing significant upside opportunity as higher levels of financial performance above plan were reached.

Base Salary

The Committee approved a base salary increase for the CEO effective on January 1, 2010 of 3.5% to bring his salary to $1.035 million per year, within the competitive range for similar-sized companies in the general peer group and to recognize the performance of the Corporation during challenging economic times and his achievement of his personal goals. The CEO recommended to the Committee base salary adjustments for the other named executive officers using the same criteria—market position and performance—as for all other salaried employees. Mr. Statler received a larger salary increase in 2010 than the other named executive officers due to his expanded responsibilities following our executive rotation in February 2010.

Annual Incentives

Target Awards for 2010. Target annual incentive amounts for the CEO and other named executive officers are reviewed annually by the Committee using the competitive information provided by the independent consultant. Target awards are set around the median of the competitive data for each position. The target awards are expressed as a percentage of annual salary. Following our executive rotation the target annual incentives (as a percentage of base salary) were adjusted as follows:

	Customary Target	2010 Target
Chief Executive Officer	100%	40%
Chief Operating Officers	75%	30%
Chief Financial Officer	70%	28%
Executive Vice President	70%	28%

For 2010, the targets were reduced to 40% of the customary targets due to affordability concerns given the challenging economic outlook.

Performance Measures for 2010. Prior to the beginning of each year, the CEO recommends to the Committee performance measures, based on the annual operating plan, that are most important to achieving the Corporation's goals. For 2010, the Committee selected earnings per share, sales and operating cash flow. Operating cash flow replaced working capital as a percentage of sales. It was selected because it is a direct measure of cash management and is tied to external reporting thus adding more clarity to how the Corporation is performing.

Non-financial business goals are included as a fourth measure. These goals allow the Committee to exercise its discretion for a portion of the incentive and to consider non-financial performance that contributes to or detracts from the success of the Corporation. These non-financial goals for 2010 included program wins, operational excellence and strategies to drive the Corporation's Value Proposition for People.

The weighting of these measures is evaluated each year. For 2010, earnings per share continued to be the highest-weighted measure due to its importance to the success of the company. Sales were weighted lower than prior years due to expected continuation of volatility in commercial markets. Operating cash flow had a relatively higher weighting in 2010 due to the importance of cash flow in a tough economic environment. The weighting of the non-financial goals remained at 20% to ensure continued focus on growth, operational excellence and to drive the Corporation's Value Proposition for People.

Performance Goals for 2010. For each of the financial measures, the Committee sets specific target goals based on the Corporation's annual operating plan approved by the Board of Directors. A minimum threshold below which no payment will be made and "stretch" goals are set for each measure to establish the payout (minimum and maximum) range for the year.

Significant improvements in the corporation's performance for sales and operating cash flow over what was achieved in 2009, adjusted for acquisitions and non-recurring items, were required to earn target awards in 2010. The year-over-year changes are shown in "% Change" column below:

Measure	Weighting	2010 Target	2009 Actual	% Change
Sales ($ in millions)	25%	$4,700	$4,364	+7.7%
Earnings per share	30%	$3.45	$3.81	-9.4%
Operating Cash Flow ($ in millions)	25%	$650	$633	+2.7%

Our 2010 target earnings per share, sales and operating cash flow target goals were each set at the midpoint of the Corporation's initial 2010 financial guidance. The 2010 target earnings per share goal was lower than actual 2009 earnings per share of $3.81 as result of increased pension and incentive compensation expenses forecast for 2010. Pension expense was forecasted to increase by approximately $40 million due to lower interest rates and compensation cost was forecasted to increase by approximately $60 million due to the reinstatement of merit pay raises and incentive compensation. If these items had been excluded, the 2010 earnings per share target goal would have been approximately 45 cents higher.

Performance and Payments for 2010. Financial performance for 2010 and the Committee's assessment of non-financial goals resulted in a payout of 73% of the target award before any adjustments for business unit or individual performance. Above target payouts were achieved for earnings per share and operating cash flow. Sales were slightly below the goal set for the year. The Committee exercised its judgment in determining that the Corporation performed very well in achieving its non-financial goals in 2010. The Committee set the 2010 non-financial goals payout at 17% reflecting a 3 percentage point increase above the 14% formula driven payout for the non-financial goals. This increase above the formula payout was determined after the Committee considered the Company's 2010 performance in light of unplanned events, market conditions and its financial performance relative to its aerospace and defense peer companies. The Committee did not assign specific weightings to the achievement of any of the non-financial goals.

The Corporation's 2010 financial goals, the weighting of these goals, the 2010 targets and actual performance achieved, adjusted for acquisitions and certain other non-recurring items are shown below:

Measure	Weighting	2010 Target	2010 Actual
Sales ($ in millions)	25%	$4,700	$4,637
Earnings per share	30%	$3.45	$3.50
Operating Cash Flow ($ in millions)	25%	$650	$711

Payment to the CEO—The annual incentive payment to the CEO for 2010 that was determined by the Committee in executive session was $746,453 or 73% of his target award for 2010.

Payments to the Named Executive Officers—The Committee reviewed and considered the CEO's recommendations in approving annual incentive awards to the other named executive officers and other designated senior executives. A minor favorable adjustment was made to the Chief Financial Officer's incentive based on individual performance.

Long-Term Incentives

2010 Grant. At its November 2009 meeting, the Committee granted stock options and three-year performance shares (for the 2010 through 2012 performance period) to the CEO, the other named executive officers and certain other executives under the 2006 Long-Term Incentives Plan after consulting with the independent consultant. The target awards in dollars for the CEO and other named executive officers were set after taking into account levels of responsibility, the past three years of competitive market data and the relative contribution of each position to the business (i.e., internal equity or consistency between positions).

Stock Options—50% of the 2010 target dollar value for each named executive officer's long-term incentive award was granted as stock options. The options vest in three equal amounts on the first, second and third anniversary of the grant. The number of stock options is determined on the date of grant by dividing the target stock option compensation in dollars by the fair market value of one stock option (using a Binomial Lattice option pricing model for valuation) and rounded up to the nearest 100 shares.

Performance Shares—50% of the 2010 target dollar value for each named executive officer's long-term incentive award was granted by the Committee in the form of a three-year performance award, denominated in performance shares, for achievement of pre-established financial goals for the years 2010 through 2012. The financial goals, based on the strategic plan approved by the Board of Directors, focus on long-term profitable growth of the Corporation—measured by return on sales and cumulative sales—and total return to shareowners relative to aerospace and defense industry peer companies. These measures reflect the importance of long-term financial performance balanced by its impact on total return to shareowners.

Financial goals:

  •
  Return on sales (ROS) is determined by dividing net income by the total sales for the years 2010 through 2012. The goal was set at 12%, consistent with the goal set for the prior 2 cycles despite the continued weakened global economy in 2010. The return on sales goal significantly exceeds the return on sales generally achieved by the aerospace and defense industry peer companies.

  •
  Cumulative sales reflect an average annual growth rate of 8% per year (excluding acquisitions) for the years 2010 through 2012. Taking into account the decline in 2009 sales, the three-year cumulative sales goal of $16.4 billion decreased slightly from the previous three-year cycle ($16.8 billion for the years 2009 through 2011).

The table below summarizes the financial goals for the past three long-term performance cycles:

Cycle	ROS	Cumulative Sales
2008-2010	12%	$15.3B
2009-2011	12%	$16.8B
2010-2012	12%	$16.4B

Peer performance modifier:

  •
  The modifier is a potential adjustment to the award (otherwise determined based on return on sales and cumulative sales) up or down by 20% depending on the Corporation's total return to shareowners (share price growth plus dividend yield) measured against the aerospace and defense industry peer companies that are listed on page 20 of this proxy statement.

  •
  The peer performance adjustment will be made as follows:

  —
  If performance is among the top four aerospace and defense industry peer group companies, the award will be adjusted upward by 20% (i.e., the amount payable will be multiplied by 1.2).

  —
  If performance is among the middle six peer companies, no adjustment will be made.

  —
  If performance is among the bottom four peer companies, a reduction of 20% will be made to the final award (i.e., the amount payable will be multiplied by 0.8).

The total number of shares awarded in November 2009 for stock options and performance shares at target payout represented 1% of total shares outstanding as of the date of grant. The Committee will review the level of achievement against the pre-established financial goals at its November 2012 meeting and determine the payment, if any, earned by participants for the 2010-2012 performance shares.

Performance Award Payments for the three-year period ending in 2010

In November 2010, in addition to the compensation decisions specific to performance and equity grants in 2010 discussed above, the Committee also determined the payments to participants for the three-year performance shares granted in November 2007 covering fiscal years 2008 through 2010. The pre-established goals for the three-year period were for cumulative sales and return on sales. Performance for the three-year performance period is summarized below:

  •
  Return on sales, after adjustment for acquisitions and non-recurring items, was 13.9%, substantially exceeding the target of 12%. This compares to a median return on sales of 6.1% among the peer companies over the same period.

  •
  Cumulative sales, after reduction for acquisitions by approximately $0.5 billion, was $13.4 billion compared to a goal of $15.3 billion.

  •
  Total shareowners return (stock price plus dividends) was second among the peer companies resulting in a 20% positive adjustment to the payout. There were 10 peer companies for this cycle: AAR Corp., Alliant Techsystems Inc., The Boeing Co., General Dynamics Corp., Goodrich Corp., L-3 Communications Inc., Lockheed Martin Corp., Northrop Grumman Corp., Raytheon Co. and Teledyne Technologies Inc.

Based on the Corporation's financial performance, a payment of 109% of target awards was earned for the three-year period 2008-2010. This amount was multiplied by 1.2 (i.e., increased by 20%) since the Corporation's total shareowner return was second among the peers, which resulted in a final payout of 131%. Payments were made to 134 executives of the Corporation, including the CEO and other named executive officers, based on the formula established for the awards. The Committee made no other adjustments to the final award.

Compensation for 2011

At the September 2010 meeting, the Committee established the criteria for the 2011 annual incentive compensation plan. The measures for determining the annual incentive are reviewed annually to ensure that those chosen best represent the current factors of success for the Corporation and to ensure that they align with the annual operating plan, shareowner growth and employee motivation. The Committee made three significant changes for 2011:

  •
  The payout at plan performance was restored to 100% with a payment range of 0 to 200% of each participant's regular target incentive (in place prior to 2010).

  •
  The weightings of the measures (earning per share, sales, operating cash flow and non-financial goals) have been adjusted to place emphasis on profitable growth as business conditions have improved.

  •
  The non-financial or key business goals have been expanded and renamed the board qualitative assessment. In addition to reviewing the Corporation's performance against enterprise goals, the Committee will also assess performance compared to the industry, market conditions, strategy execution and unplanned circumstances.

The 2010 and 2011 annual incentive plan weightings are as follows:

	Weighting
Measure	2010	2011
Earnings per share	30%	45%
Sales	25%	30%
Operating cash flow	25%	15%
Board qualitative assessment*	20%	10%
Total	100%	100%

*Formerly non-financial or key business goals

Consistent with past targets, the long-term performance goals for 2011 through 2013 were established at an 8% average annual growth rate for the cumulative sales target and a 12% return on sales target. As in past years, the performance shares will be subject to an adjustment, either up or down, based upon the peer performance modifier.

At the Committee's September 2010 meeting, the independent consultant presented competitive benchmark data for named executive officers' base salaries using the general peer group compensation data. At the Committee's November 2010 meeting, the CEO reviewed the performance of and the salary recommendation for the other named executive officers and designated senior executives. Salary increases for the named executive officers and designated senior executives were approved by the Committee and will be effective January 1, 2011 consistent with most of the Corporation's employees worldwide. In addition, based on the competitive report provided by the independent consultant, the Committee considered the CEO's recommendation in approving target annual incentives for 2011 and long-term incentive grants made up of stock options and three-year performance share awards that are dependent on the Corporation's performance for the years 2011 through 2013 for cumulative sales, return on sales and total shareowner return using the same peer group.

At its November 2010 meeting, the Committee met in executive session with the CEO to discuss his performance for 2010. The Committee then met in executive session with the independent consultant and without the CEO present to discuss the CEO's compensation. They reviewed the Corporation's results for 2010 and established the CEO's annual incentive payment (as outlined above) and approved the 2008 through 2010 performance shares earned according to the pre-established formula approved in 2007. Based on the input of the independent consultant and after consulting with the other members of the Board of Directors, the Committee approved a base salary increase for the CEO of 6.3% to $1.1 million annually (effective on January 1, 2011 consistent with the increase date for most employees worldwide), the 2011 target annual incentive at 110% of base earnings and a long-term incentive target award of $3.75 million made up of stock options and a three-year performance share award payable for achieving pre-established goals for return on sales, cumulative sales and total shareowner return for the 2011 through 2013 performance period.

Stock Ownership Guidelines

The Committee believes that senior executives should have a significant equity interest in the Corporation. To promote equity ownership and further align the interests of senior executives with the Corporation's shareowners, the Committee established ownership guidelines for senior executives.

These guidelines require that each executive officer own shares of the Corporation's Common Stock with a market value of at least a specified multiple of their salary within a predetermined time period. The guidelines are as follows:

Stock Ownership as a Multiple of Base Salary
CEO	6 X
Other Named Executive Officers	3 X
Other Executive Officers	2 X

Progress toward meeting the guidelines is reviewed by the Committee annually. Based on the Corporation's 2010 fiscal year end stock price of $58.51 per share, it is projected that the ownership guidelines will be met by January 1, 2012, or within six years of any date of promotion after April 2006.

The Committee considers the following as shares held toward meeting the ownership requirements: shares and share equivalents owned outright (including in trusts and those held by a spouse), shares in the qualified savings plan and share equivalents held in the non-qualified savings plan. Unexercised stock options and unearned performance shares are not included toward meeting the guidelines. The Corporation's insider trading guidelines prohibit our executive officers or employees from selling the Corporation's stock "short" or entering into any puts or calls relating to the Corporation's stock.

Employment, Severance and Change of Control Agreements

The Corporation does not generally enter into employment contracts with its executive officers, including severance arrangements. None of our named executive officers have employment contracts. The executives serve at the will of the Board of Directors. This approach allows for removal of an executive officer prior to retirement whenever it is in the best interest of the Corporation to do so, with discretion on whether to provide any severance benefits (excluding vested benefits). On the rare occasion when an executive officer is removed, the Committee exercises its business judgment in approving any appropriate separation agreement in consideration of all relevant circumstances, including the individual's term of employment, past accomplishments and reasons for separation.

The Committee has approved change of control employment agreements with each of the named executive officers and with certain other executives. The current agreements were approved in 2009 after reviewing the competitive data for similar arrangements with the independent consultant. The Committee has adopted these agreements to provide executive officers with a strong incentive to continue their employment with the Corporation if there is a change of control, or the threat of such a transaction, and to maintain a competitive total compensation program. These change of control employment agreements protect executives if they are terminated by an acquirer following the change of control.

Change of control severance payments are subject to a "double trigger" requiring that a change of control occur and a termination, or constructive termination, of employment also occur within a two-year protected period. Additionally, stock options granted on or after November 2009 have been subject to a similar "double trigger" consistent with the terms of the performance shares. The change of control agreements have a three-year term expiring on June 30, 2012, but will automatically renew with a one-year term on each anniversary of such date unless 60-days notice of non-renewal is given.

The Committee has provided for special treatment of long-term incentive awards upon death, disability and retirement, as well as change of control. The Committee evaluates these provisions from time to time and believes they are appropriate as part of a competitive total compensation program. For additional details about the terms and potential payments in the event of change of control and other separations, see the discussion of "Potential Payments upon Termination or Change of Control."

Payment Recovery Provisions

Executive officers are subject to certain restrictive agreements that could be relevant upon a termination of employment, including confidentiality restrictions, mutual arbitration agreements, non-competition covenants and employee non-solicitation arrangements. An executive could lose all outstanding long-term incentives and/or be required to refund various long-term incentive benefits realized in the prior two-year period for breaching the non-compete or non-solicitation restrictions.

The CEO and CFO could also be required by law to reimburse the Corporation for certain incentive compensation amounts received associated with misconduct leading to an accounting restatement. In addition, the Committee will adopt a clawback policy after the SEC issues final rules implementing the clawback provisions set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act. Preliminary SEC rulemaking is expected to occur in the April-July 2011 time period with final SEC rules to be adopted thereafter.

Tax Deductibility of Executive Compensation

Under Internal Revenue Code Section 162(m), a publicly held Corporation may not deduct in any taxable year compensation in excess of one million dollars paid in that year to its CEO and its other named executive officers (other than its CFO) unless the compensation is "performance based." Awards under the Senior Executive Incentive Compensation Plan, grants of stock options and grants of performance shares are designed to be "performance based" compensation. Since the Committee retains discretion with respect to base salaries and certain other compensation awards, those elements do not qualify as "performance based" compensation for these purposes. For fiscal year 2010, the Committee believes that all of the compensation for the named executive officers is deductible under this tax code provision, other than the portion of Mr. Jones' base salary and perquisites that is in excess of one million dollars.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the executive compensation program in a manner that serves the interests of the Corporation and its shareowners. For a discussion of the policies and procedures, see "Corporate Governance; Board of Directors and Committees—Compensation Committee" in this proxy statement.

Management of the Corporation prepared the Compensation Discussion and Analysis of the compensation program for named executive officers. We reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2010 (included in this proxy statement) with management. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the 2010 Form 10-K for filing with the Securities and Exchange Commission. The Board has approved that recommendation.

Compensation Committee
Anthony J. Carbone, Chairman
Mark Donegan
Ralph E. Eberhart

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation, from all sources, paid to or earned by our chief executive officer, chief financial officer and our other three most highly compensated executive officers at fiscal year end 2010 (the "named executive officers"), for services rendered in all capacities to us and our subsidiaries for the 2010, 2009, and 2008 fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value ($)(6)	All Other Compensation ($)(7)	Total ($)
Clayton M. Jones	2010	$1,022,538	—	$1,242,534	$1,751,040	$746,453	$1,640,505	$159,018	$6,562,088
Chairman, President	2009	$996,154	—	$2,607,040	$1,650,138	$1,008,000	$2,564,615	$247,600	$9,073,547
and CEO	2008	$1,001,538	—	$2,430,050	$1,500,960	$2,171,861	—	$275,796	$7,380,205
Gregory S. Churchill	2010	$540,777	—	$390,511	$550,400	$283,877	$392,154	$89,800	$2,247,519
EVP International and	2009	$527,962	—	$869,045	$550,046	$420,000	$655,402	$114,939	$3,137,394
Service Solutions	2008	$526,115	—	$797,861	$493,240	$838,619	—	$131,046	$2,786,881
Robert K. Ortberg	2010	$521,101	—	$390,511	$550,400	$285,303	$157,984	$81,470	$1,986,769
EVP and COO,	2009	$488,115	—	$869,045	$550,046	$378,000	$261,662	$99,400	$2,646,268
Government Systems	2008	$473,154	—	$769,550	$476,720	$459,761	—	$109,109	$2,288,294
Patrick E. Allen	2010	$492,020	—	$319,509	$450,560	$257,672	$127,926	$71,581	$1,719,268
SVP and CFO	2009	$473,173	—	$711,024	$450,359	$273,000	$208,583	$87,456	$2,203,595
	2008	$470,481	—	$567,056	$351,640	$673,497	—	$85,251	$2,147,925
Kent L. Statler	2010	$480,278	—	$248,507	$350,720	$250,646	$157,985	$76,009	$1,546,145
EVP and COO,	2009	$430,338	—	$553,003	$350,672	$210,000	$256,686	$87,821	$1,888,520
Commercial Systems

(1) Salaries reported in the table are based on a fiscal year, while any approved adjustments to salary are implemented on a calendar year basis. Salaries include amounts deferred and contributed by the executives to the Corporation's qualified and non-qualified savings plans. The annual salary reported in the table varies from year to year in part because the number of days in our fiscal year varies (e.g., 2008 included 370 days, 2010 and 2009 included 364 days).

(2) No discretionary bonus was paid to any named executive officer.

(3) The dollar values set forth in this column represent the aggregate grant date fair value for stock awards and stock options in fiscal years 2010, 2009 and 2008 in accordance with FASB ASC Topic 718 and do not reflect a reduction for possible forfeitures. Generally, the aggregate grant date fair value is the amount we expect to expense on the date of grant in our financial statements over the vesting schedule of an award. These amounts represent our expected accounting expense and do not correspond to the actual value that will be realized by the named executive officers. A discussion of the assumptions used in calculating the aggregate grant date fair values for the stock awards and stock options is set forth in Note 13 of the Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K. In accordance with SEC rules, 2008 and 2009 amounts set forth in these columns and the related total column have been restated to include the aggregate grant date fair value of awards made in the year.

(4) The vesting of performance shares is dependent on our achievement of cumulative sales and return on sales over a three year period. The number of shares that vest is also subject to adjustment based on our relative total shareowner return as described under "Peer performance multiplier" on page 28 of this proxy statement. The dollar value set forth in this column represent the aggregate grant date fair value of the performance shares based upon the probable outcome of the achievement of our cumulative sales and return on sales goals on the date of grant. This is a different methodology for reporting these values compared to prior years as required by SEC rules. The Compensation Committee approved target values for 2010 performance shares that were equal to or greater than the target values approved for the 2009 performance shares. The reported values are lower in 2010 compared to 2009 in this table due to the lower payout projected at the time of the 2010 performance shares grant, compared to the payout projected at the time of the 2009 performance shares grant. The aggregate grant date fair value of the 2010 performance shares assuming that the cumulative sales and return on sales goals are fully achieved would result in an additional value of $2,257,561 to Mr. Jones, $709,519 to Mr. Churchill, $709,519 to Mr. Ortberg, $580,515 to Mr. Allen and $451,512 to Mr. Statler.

(5) For 2010, the dollar values in this column represent the 2010 annual incentive compensation plan payment. For 2009, the dollar values represent the performance unit payouts denominated in cash for the 2007-2009 performance period. For 2008, the dollar values represent the sum of the performance unit payouts denominated in cash for the 2006-2008 performance period and the 2008 annual incentive compensation plan payment.

(6) The increase in the actuarial value of these benefits is attributable solely to the fact that a lower discount rate was used to value these benefits this year as compared to last year; no additional amounts are payable to our executives under our defined benefits pension plans, which were frozen in 2006 for all of our salaried employees. The actuarial value of these benefits fluctuates greatly from year to year based on required changes in discount rates. The 2010 increase in the present value (discounted at 4.85%) of qualified and non-qualified pension plan benefits for each named executive officer is as follows: Mr. Jones $158,947 in the qualified plan and $1,481,548 in the non-qualified plan, Mr. Churchill $118,221 in the qualified plan and $273,933 in the non-qualified plan, Mr. Ortberg $87,789 in the qualified plan and $70,195 in the non-qualified plan, Mr. Allen $43,012 in the qualified plan and $84,914 in the non-qualified plan and Mr. Statler $71,373 in the qualified plan and $86,612 in the non-qualified plan. For more information about these plans, see the Pension Benefits section.

(7) Includes the aggregate incremental cost to the Corporation of providing perquisites and personal benefits to the named executive officers for the year. Named executive officers are eligible for automobile allowances, airline club memberships, financial planning, an executive long-term disability benefit, event tickets and an executive physical.

For Mr. Jones the amount in this column for 2010 represents the sum of the following components: $25,006 for automobile allowance, contributions to the Corporation's qualified and non-qualified savings plans made up of $60,620 in company matching contributions and $60,620 in retirement contributions, $7,135 for financial planning, plus other perquisites totaling $5,637, comprised of the incremental value of the executive long-term disability benefit, an executive physical and costs related to delaying the return from a business trip for personal reasons.

For Mr. Churchill the amount in this column for 2010 represents the sum of the following components: $20,243 for automobile allowance, contributions to the Corporation's qualified and non-qualified savings plans made up of $29,496 in company matching contributions and $32,060 in retirement contributions, $5,035 for financial planning, plus other perquisites totaling $2,966, comprised of the incremental value of the executive long-term disability benefit, an executive physical, an airline club and event tickets.

For Mr. Ortberg the amount in this column for 2010 represents the sum of the following components: $20,243, for automobile allowance, contributions to the Corporation's qualified and non-qualified savings plans made up of $30,869 in company matching contributions and $26,211 in retirement contributions, plus other perquisites totaling $4,147, comprised of the incremental value of the executive long-term disability benefit, an executive physical and event tickets.

For Mr. Allen the amount in this column for 2010 represents the sum of the following components: $20,243 for automobile allowance, contributions to the Corporation's qualified and non-qualified savings plans made up of $ 29,163 in company matching contributions and $17,012 in retirement contributions, $2,750 for an executive physical, plus other perquisites totaling $2,413, comprised of the incremental value of the executive long-term disability benefit, financial planning, an airline club and event tickets.

For Mr. Statler the amount in this column for 2010 represents the sum of the following components: $20,243 for automobile allowance, contributions to the Corporation's qualified and non-qualified savings plans made up of $28,427 in company matching contributions and $23,690 in retirement contributions, plus other perquisites totaling $3,649, comprised of the incremental value of the executive long-term disability benefit, financial planning, an executive physical and event tickets.

GRANTS OF PLAN-BASED AWARDS

Shown below is information on grants to the Named Executive Officers of plan-based awards during fiscal year 2010.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	10/3/2009	ICP(1)	$409,015	$1,636,061	—	—	—	—	—	—
Jones	11/20/2009	Performance Shares(2)	—	—	32,970	79,128	—	—	—	$1,242,534
	11/20/2009	Stock Options(3)	—	—	—	—	—	136,800	$53.08	$1,751,040
	10/3/2009	ICP(1)	$155,643	$621,851	—	—	—	—	—	—
Churchill	11/20/2009	Performance Shares(2)	—	—	10,362	24,869	—	—	—	$390,511
	11/20/2009	Stock Options(3)	—	—	—	—	—	43,000	$53.08	$550,400
	10/3/2009	ICP(1)	$156,630	$625,321	—	—	—	—	—	—
Ortberg	11/20/2009	Performance Shares(2)	—	—	10,362	24,869	—	—	—	$390,511
	11/20/2009	Stock Options(3)	—	—	—	—	—	43,000	$53.08	$550,400
	10/3/2009	ICP(1)	$137,340	$549,361	—	—	—	—	—	—
Allen	11/20/2009	Performance Shares(2)	—	—	8,478	20,347	—	—	—	$319,509
	11/20/2009	Stock Options(3)	—	—	—	—	—	35,200	$53.08	$450,560
	10/3/2009	ICP(1)	$99,249	$396,996	—	—	—	—	—	—
Statler	11/20/2009	Performance Shares(2)	—	—	6,594	15,826	—	—	—	$248,507
	11/20/2009	Stock Options(3)	—	—	—	—	—	27,400	$53.08	$350,720

(1) The amounts set forth in this row represent the 2010 annual incentive established for each named executive officer under the Annual Incentive Compensation Plan (ICP), which is an incentive program designed to reward the achievement of annual performance goals. The performance measures and methodology for calculating payouts are described in the "Compensation Discussion and Analysis". Please see the Non-Equity Incentive Plan column in the Summary Compensation Table for the amounts paid for 2010. The target incentives for each of Messrs. Churchill and Statler were blended during the year to reflect their new roles as a result of the executive rotation that occurred in February 2010.

(2) The amounts set forth in this row represent performance share awards granted in November 2009 under our 2006 Long-Term Incentives Plan. These long-term incentive grants are designed to reward the achievement of return on sales and cumulative sales growth goals over a three-year performance period. Payouts can range from 0 to 200% of target and are also eligible for a potential adjustment that is based on our total shareowner return for the performance period as measured against a group of peer companies. This adjustment is a multiplier of plus or minus 20 percent. See the "Compensation Discussion and Analysis" for more information. Until the distribution of any Common Stock after the performance period is complete, executives do not have rights to vote the shares, receive dividends or any other rights as a shareowner. Named executive officers must remain employed through the performance period to earn an award, although pro-rata vesting will occur if employment terminates earlier due to retirement, death or disability. See the "Potential Payments Upon Termination or Change of Control" for treatment of performance shares in these situations.

(3) The amounts set forth in this row are the number of stock options granted in November 2009 under our 2006 Long-Term Incentives Plan. The grant date fair values for these stock options were computed as described in Note 13 of the Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K. Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant. Stock options may also vest upon or following a change of control under certain circumstances, and a portion of the stock options may vest upon termination due to retirement, death or disability. See the "Potential Payments Upon Termination or Change of Control" for a discussion of treatment of stock options in these situations. Stock options expire ten years from the date of the grant. No dividends or dividend equivalents are payable with respect to stock options. The exercise price for all stock options is equal to our closing share price on the date of the grant.

Annual Incentive Compensation Plan

The annual Incentive Compensation Plan is an incentive plan under which participants are eligible for payouts based on the achievement of specific financial goals and key business goals that are aligned with our annual operating plan as approved by the Board of Directors. It is a broad based plan applicable to most of our employees and for 2010 it included specific goals for sales, earnings per share and operating cash flow and non-financial goals in the categories of growth and program pursuits, operational excellence and people goals. Annual incentive payments can range from 0 to 200% of the incentive target based on our performance achieved against the financial and non-financial goals; however, for 2010, the range of payments was from 0 to 160%. Individual performance adjustments can be made to the incentive payments.

The 2006 Annual Incentive Compensation Plan for Senior Executive Officers (Senior Executive Plan), approved by shareowners at the 2006 Annual Meeting, and amended and restated on September 12, 2007 to reflect changes in respect of Internal Revenue Code Section 409A, provides for an Internal Revenue Code Section 162(m) compliant maximum amount for the incentive awards that can be allocated each year to the named executive officers based on a percentage of pre-tax segment operating earnings. The Senior Executive Plan generally yields a potential incentive payout to the named executive officers that are significantly higher than the incentive payout to the named executive officers calculated in accordance with the incentive plan applicable to a broader group of executives. The Compensation Committee regularly exercises its discretion under the Senior Executive Plan to reduce and align the actual payout to the named executive officers with the more broadly applicable incentive plan.

Performance Shares

For 2010, performance share awards are based on three-year performance periods tied to established targets for cumulative sales and return on sales. Payouts can range from 0 to 200%. In addition, the awards include a potential multiplier adjustment up or down by 20 percent depending on the Corporation's total return to shareowners (share price growth plus dividend yield) measured against a group of peer companies. If performance is among the top group of peer companies (top 4 of 14), 20 percent of the amount otherwise payable will be added to the award. If performance is among the middle group of companies (middle 6 of 14), no adjustment will be made. If performance is among the bottom group of peer companies (bottom 4 of 14), a reduction of 20 percent of the amount otherwise payable will be made to the final award. The actual number of shares, to the extent earned, will be determined after the applicable three-year period is complete. The performance shares are payable in shares of Common Stock. Upon death, disability or retirement under a retirement plan of the Corporation, participants continue to be eligible to receive a payment, if any, and any such amount shall be pro rated and paid at the normal time and manner.

Stock Options

The provisions of the stock option grants are as follows:

  •
  ten-year term

  •
  the exercise price is the closing sale price of our stock on the date of grant

  •
  vest in three equal amounts on the first, second and third anniversary of the grant

  •
  continue to vest upon retirement under one of our retirement plans (eligibility is currently as early as age 55) provided the retirement occurs on or after the first anniversary of the grant

  •
  upon death, stock options become fully exercisable

  •
  for grants made prior to November 2009, stock options are fully vested automatically upon a change of control

  •
  for grants made on or after November 2009, stock options are subject to double trigger vesting (i.e., a change of control and a qualifying termination of employment in the protected period)

  •
  incentive stock options were used prior to November 2009 for a portion of the grant to the named executive officers and certain other senior executives

General

For further information about these plan-based awards, see the "Compensation Discussion and Analysis."

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides outstanding stock options and unvested stock awards information for the named executive officers as of fiscal year end 2010.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
	7/5/01	1,467	—	$22.35	7/5/11	—	—
	9/11/02	248,411	—	$20.97	9/11/12	—	—
	11/6/03	250,000	—	$27.97	11/6/13	—	—
	11/2/04	185,000	—	$36.55	11/2/14	—	—
Jones	11/17/05	98,800	—	$44.85	11/17/15	—	—
	11/9/06	74,700	—	$57.92	11/9/16	—	—
	11/13/07	42,400	21,200	$74.05	11/13/17	40,514	$2,370,474
	11/21/08	77,799	155,601	$30.39	11/21/18	108,590	$6,353,601
	11/20/09	0	136,800	$53.08	11/20/19	65,940	$3,858,149
	7/5/01	11,594	—	$22.35	7/5/11	—	—
	11/6/03	100,000	—	$27.97	11/6/13	—	—
	11/2/04	74,000	—	$36.55	11/2/14	—	—
Churchill	11/17/05	40,000	—	$44.85	11/17/15	—	—
	11/9/06	29,300	—	$57.92	11/9/16	—	—
	11/13/07	13,933	6,967	$74.05	11/13/17	13,302	$778,300
	11/21/08	25,932	51,868	$30.39	11/21/18	36,198	$2,117,945
	11/20/09	0	43,000	$53.08	11/20/19	20,724	$1,212,561

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
	9/11/02	16,000	—	$20.97	9/11/12	—	—
	11/6/03	16,000	—	$27.97	11/6/13	—	—
	11/2/04	12,100	—	$36.55	11/2/14	—	—
Ortberg	11/17/05	6,500	—	$44.85	11/17/15	—	—
	11/9/06	27,200	—	$57.92	11/9/16	—	—
	11/13/07	13,466	6,734	$74.05	11/13/17	12,830	$750,683
	11/21/08	25,932	51,868	$30.39	11/21/18	36,198	$2,117,945
	11/20/09	—	43,000	$53.08	11/20/19	20,724	$1,212,561
	9/11/02	19,000	—	$20.97	9/11/12	—	—
	11/6/03	19,000	—	$27.97	11/6/13	—	—
	11/2/04	49,000	—	$36.55	11/2/14	—	—
Allen	11/17/05	26,400	—	$44.85	11/17/15	—	—
	11/9/06	19,700	—	$57.92	11/9/16	—	—
	11/13/07	9,933	4,967	$74.05	11/13/17	9,454	$553,153
	11/21/08	21,232	42,468	$30.39	11/21/18	29,616	$1,732,832
	11/20/09	—	35,200	$53.08	11/20/19	16,956	$992,096
	11/17/05	12,200	—	$44.85	11/17/15	—	—
	11/9/06	15,100	—	$57.92	11/9/16	—	—
Statler	11/13/07	7,066	3,534	$74.05	11/13/17	6,754	$395,177
	11/21/08	16,532	33,068	$30.39	11/21/18	23,034	$1,347,719
	11/20/09	—	27,400	$53.08	11/20/19	13,188	$771,630

(1) Stock options are exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

(2) All stock options are granted with an exercise price equal to our closing share price on the New York Stock Exchange on the date of the grant.

(3) The amounts set forth in this column were derived by multiplying each named executive officer's target performance shares by the maximum payout percent assuming no adjustment for the peer performance modifier. The actual number of shares that will be granted, to the extent earned, will be determined after the applicable three-year performance period is complete. Vesting and payment of performance shares for the November 2008 grant (covering the fiscal year 2009-2011 performance period) will be based on performance for the three-year cycle ending with fiscal year 2011. Vesting and payment of performance shares for the November 2009 grant (covering the fiscal year 2010-2012 performance period) will be based on performance for the three-year cycle ending with fiscal year 2012.

(4) The market value of performance shares that have not vested as of our year-end 2010 was calculated using our year-end closing share price of $58.51 multiplied by the number of shares displayed in the prior column.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock options and stock awards, exercised and vested, for the named executive officers during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jones	435,600	$15,291,840	26,537	$1,552,680
Churchill	34,782	$1,267,750	8,713	$509,798
Ortberg	26,000	$1,088,106	8,404	$491,718
Allen	38,000	$1,647,457	6,192	$362,294
Statler	20,389	$645,982	4,424	$258,848
(1)
The amounts shown in this column were calculated using the spread between the market price at exercise minus the stock option exercise price, multiplied by the number of stock options exercised. The stock options exercised may include both incentive stock options and non-qualified stock options.

(2)
The amounts shown in this column were calculated by multiplying the number of performance shares that vested with respect to the 2008-2010 performance period by $58.51, our year-end closing share price.

PENSION BENEFITS

The following table provides information as of the end of fiscal year 2010 (the pension measurement date for purposes of the Corporation's financial statements) for each named executive officer regarding retirement benefits under the Corporation's qualified and non-qualified pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year ($)
	Rockwell Collins Pension Plan	26.8	$1,126,797	—
Jones	Rockwell Collins Non-Qualified Pension Plan	26.8	$4,917,525	—
	2005 Rockwell Collins Non-Qualified Pension Plan	26.8	$5,070,530	—
	Rockwell Collins Pension Plan	26.1	$648,675	—
Churchill	Rockwell Collins Non-Qualified Pension Plan	26.1	$456,789	—
	2005 Rockwell Collins Non-Qualified Pension Plan	26.1	$1,057,396	—
	Rockwell Collins Pension Plan	19.2	$450,186	—
Ortberg	Rockwell Collins Non-Qualified Pension Plan	19.2	$117,388	—
	2005 Rockwell Collins Non-Qualified Pension Plan	19.2	$244,944	—
	Rockwell Collins Pension Plan	11.8	$199,410	—
Allen	Rockwell Collins Non-Qualified Pension Plan	11.8	$111,407	—
	2005 Rockwell Collins Non-Qualified Pension Plan	11.8	$266,286	—
	Rockwell Collins Pension Plan	19.8	$325,673	—
Statler	Rockwell Collins Non-Qualified Pension Plan	19.8	$88,789	—
	2005 Rockwell Collins Non-Qualified Pension Plan	19.8	$289,209	—

In September 2006, the Corporation froze its qualified and non-qualified defined benefit pension plans applicable to the named executive officers and certain other salaried employees and shifted its emphasis to a defined contribution plan. Set forth below is further disclosure relating to these qualified and non-qualified defined benefit pension plans that have been frozen.

The Corporation maintains qualified and non-qualified defined benefit pension plans for its employees. As part of the 2001 spin-off from Rockwell, all of the qualified defined benefit pension plans were merged into one plan and renamed the Rockwell Collins Pension Plan ("Qualified Pension Plan"). Effective September 30, 2006, the plan was amended to discontinue benefit accruals for salary increases and services rendered after that date, other than for employees covered by collective bargaining agreements. Each of the current named executive officers is eligible for a benefit under the Qualified Pension Plan that is included in the totals above. Benefit calculations for each named executive officer are unique depending on age, years of service and average annual covered compensation. Covered compensation includes salary and annual incentive payments.

The Corporation also maintains non-qualified supplemental defined benefit pension plans (the Rockwell Collins Non-Qualified Pension Plan ("NQ Pension Plan") and the 2005 Rockwell Collins Non-Qualified Pension Plan ("2005 NQ Pension Plan")) to provide eligible employees, including the named executive officers, with supplemental pension benefits in excess of the maximum benefit allowed under the Qualified Pension Plan by reason of limitations of the Internal Revenue Code. A participant's supplemental retirement benefit is generally based on a continuation of the participant's benefit calculation formula under the Qualified Pension Plan. The Corporation adopted the 2005 NQ Pension Plan to comply with the requirements of Internal Revenue Code Section 409A for non-qualified benefits earned after 2004. Non-qualified benefits for service and compensation earned before 2005 are paid from the NQ Pension Plan and benefits for service and compensation earned after 2004 are paid from the 2005 NQ Pension Plan.

Executive officers hired after January 1, 1993 are covered by an enhanced early build-up retirement benefit provision broadly available to the other salaried participants hired before 1993. This benefit was also frozen on September 30, 2006.

The Qualified Pension Plan does not have a lump sum option. Payments from the NQ Pension Plan are made in the same form and at the same time as payments from the Qualified Pension Plan. Under the 2005 NQ Pension Plan, participants made an election at the end of calendar year 2008 as to the form and timing of the payments that will be made upon separation from the Corporation. For benefits payable under the 2005 NQ Pension Plan, participants can elect to receive a life annuity, one lump sum or up to ten annual installments.

The present value of the accumulated pension benefit for each named executive officer is calculated as required by regulatory standards using a 4.85% discount rate as of September 30, 2010, and a retirement age of 62, the earliest age an executive can retire without a reduction in benefits. For the Qualified Pension Plan and the NQ Pension Plan, the form of payment assumes a weighted average of a joint and 60% survivor annuity and a single life annuity. For the 2005 NQ Pension Plan, the form of payment is based on participants' elected payment forms. For further discussion related to our pension assumptions, see Note 11 of the Notes to Consolidated Financial Statements in the 2010 Annual Report on Form 10-K.

We have established a master rabbi trust, which was amended and restated on September 11, 2007 to reflect certain changes in respect of Internal Revenue Code Section 409A, relating to the NQ Pension Plans. The master rabbi trust requires that, upon a change of control, we fund the trust in a cash amount equal to the unfunded accrued liabilities of the NQ Pension Plan and the 2005 NQ Pension Plan as of such time.

NON-QUALIFIED DEFERRED COMPENSATION

The table below provides information on the non-qualified deferred compensation of the named executive officers in 2010, including the following elements:

Deferred Compensation Plan. The plan allows eligible employees to defer a portion of their income and earnings until a future date when distributions are received from the plan. Participation in the plan is an annual decision that covers only the upcoming calendar year and must be made during each year's annual enrollment period. The participants are not allowed to change their deferral election during the year. The Corporation adopted the 2005 Deferred Compensation Plan to comply with Internal Revenue Code Section 409A requirements.

Participants may elect to defer up to 50% of their base salaries and/or as much as 100% of any annual incentive awards. The 2005 Deferred Compensation Plan also provides for a matching contribution for each participant to the extent participation in the plan reduces the matching contribution he would have received under the Corporation's Qualified Retirement Savings Plan. With respect to distributions, the named executive officers may elect to receive their balances on a future specified date, at retirement (up to 15 annual installments or as a lump sum) or upon termination (lump sum only). All deferrals of base salary and/or incentive awards made in a calendar year will be subject to the same distribution election.

Participants can choose any of the measurement funds offered by the plan and have the ability to change their investment elections at any time. The measurement fund options are intended to mirror as closely as possible the performance of the underlying mutual funds.

Non-Qualified Retirement Savings Plan. The primary purpose of the Corporation's Non-Qualified Retirement Savings Plan ("Non-Qualified Savings Plan") is to supplement the Corporation's Qualified Retirement Savings Plan ("Qualified Savings Plan") by allowing employees to receive credits for contributions that could not be made to the Qualified Savings Plan due to the Internal Revenue Code compensation limit or annual additions limit. Additionally, employees receive credits to the Non-Qualified Savings Plan for amounts that but for the Internal Revenue Code limits would have been contributed to the Qualified Savings Plan (a) as company matching contributions (equal to 75% of the first 8% of employee contributions) and (b) as company retirement contributions (such defined contributions are expressed as a specified percentage of eligible compensation determined based on each employee's age and length of service).

Participants may defer up to 50% of their base salaries to the plan. To comply with Internal Revenue Code Section 409A regulations, the contribution percent in effect for the Qualified Savings Plan on December 31 of the prior year will be the contribution percent in effect for the current year in the Non-Qualified Savings Plan. With respect to distributions, contributions made prior to 2005 permit participants to receive their balances upon termination of employment either through a lump sum payment or in annual installments up to 10 years. Contributions made in 2005 through 2007 are paid in lump sum only upon termination of employment. The Corporation adopted the 2005 Non-Qualified Savings Plan to comply with Internal Revenue Code Section 409A requirements. Beginning with deferral elections for 2008, participants can receive their resulting balances upon termination of employment either through a lump sum payment or in up to ten annual installments.

The investment funds available for the employee and company credits are identical to the investment funds in the Qualified Savings Plan.

Distributions for the Deferred Compensation Plan and Non-Qualified Savings Plan are processed within the first 60 days of the calendar year following the year that an employee terminates or retires. However, if the named executive officer terminates or retires after June 30, the distribution will be processed within the first 60 days following June 30 of the following calendar year.

Non-Qualified Deferred Compensation

Name	Executive contributions in last fiscal year ($)(1)	Registrant contributions in last fiscal year ($)(2)	Aggregate earnings/(losses) in last fiscal year ($)(3)	Aggregate withdrawals / distributions ($)(4)	Aggregate balance at last fiscal year end ($)(5)
Jones	$61,226	$91,840	$829,506	—	$8,723,541
Churchill	$64,877	$35,871	$118,821	—	$1,010,365
Ortberg	$22,337	$30,714	$61,988	—	$514,534
Allen	$19,285	$22,900	$84,447	—	$696,511
Statler	$18,303	$25,167	$26,316	—	$216,946

(1) For fiscal year 2010, the amounts shown in this column include elective deferrals to the Deferred Compensation Plan (DCP) and contributions to the 2005 Non-Qualified Savings Plan (NQSP). This column includes contributions of base salary to the Deferred Compensation Plan and contributions to the 2005 Non-Qualified Savings Plan that were reported in the Summary Compensation Table as salaries in 2010 and contributions of incentive payments to the Deferred Compensation Plan that were reported in the Summary Compensation Table as non-equity incentives in 2009 as follows:

Name	DCP Contribution	NQSP Contribution
Jones	—	$61,226
Churchill	$43,588	$21,289
Ortberg	—	$22,337
Allen	—	$19,285
Statler	—	$18,303

(2) The amounts shown in this column include company contributions credited to each executive's Non-Qualified Savings Plan account during fiscal year 2010. Company contributions include credits equal to 75% of the first 8% of the executive's base salary, and retirement credits equal to a percentage of eligible compensation based on each executive's age and length of service. This column also includes the amounts for registrant contributions to the Non-Qualified Savings Plan that were also reported in the Summary Compensation Table as All Other Compensation.

(3) The amounts shown in this column include actual dividends and market value changes in the Deferred Compensation Plan and Non-Qualified Savings Plan accounts during fiscal year 2010.

(4) This column represents withdrawals or distributions from the named executive officers' Deferred Compensation Plan and Non-Qualified Savings Plan accounts during the 2010 fiscal year.

(5) This column represents the combined balance of the Deferred Compensation Plan and Non-Qualified Savings Plan as of the end of fiscal year 2010. The portions of these amounts that were previously reported as compensation in the Summary Compensation Table for previous years are: Jones $6,049,040, Churchill $657,740, Ortberg $252,572, Allen $474,141 and Statler $14,960.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following information and table set forth the amount of payments to each of our named executive officers in the event of death, disability or termination of employment as a result of certain triggering events. The table also sets forth the amount of payments to each of our named executive officers in the event of a change of control without a termination of employment.

We do not generally enter into employment contracts with our executive officers nor do we have any severance plan or arrangement for our executive officers. The executives serve at the will of the Board. This approach allows us to remove an executive officer prior to retirement whenever it is in the best interest of the Corporation, with discretion on whether to provide any severance package (excluding vested benefits). On the rare occasion when an executive officer is removed, the Corporation exercises its business judgment in approving any appropriate separation agreement in light of all relevant circumstances, including the individual's term of employment, past accomplishments and reasons for separation.

Executive officers are subject to certain restrictive agreements with us that could be relevant upon a termination of employment, including confidentiality restrictions, mutual arbitration agreements, non-competition covenants and employee non-solicitation arrangements. An executive could lose all outstanding long-term incentives and/or be required to refund various long-term incentive benefits realized in the prior two-year period for breaching these non-compete or non-solicitation restrictions.

Assumptions and General Principles. The following assumptions and general principles apply with respect to the table below and any termination of employment of a named executive officer. The amounts shown in the table assume that each named executive officer was terminated at the end of fiscal year 2010. Accordingly, the table includes estimates of amounts that would be paid to the named executive officer upon the occurrence of a termination or change of control. The actual amounts to be paid to a named executive officer can only be determined at the time of the termination or change of control.

A named executive officer is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive officer's employment is terminated. These amounts include base salary and unused vacation. These amounts are not shown in the table because they are not specifically related to the termination of employment.

Pursuant to the awards under our long-term incentives plans, a named executive officer who terminates employment by death, disability or retirement during the performance period under the award is eligible to receive a pro-rata payment for the portion of the period that elapsed prior to the termination of employment. In the event of a voluntary termination or a termination for cause before the end of the performance period, no payments will be made. See the discussion of "Long-Term Incentives" in the "Compensation Discussion and Analysis" section in this proxy statement for a description of our long-term incentive compensation plans.

A named executive officer may exercise any stock options that vested prior to the date of termination. Any payments related to these vested stock options are not included in the table because they are not specifically related to the termination of employment.

A named executive officer will be entitled to receive all amounts accrued and vested under our retirement and savings programs, pension plans and deferred compensation plans in which the named executive officer participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not specifically related to the termination of employment. Certain of these amounts are set forth in the Pension Benefits table and the Non-Qualified Deferred Compensation Table.

Normal and Early Retirement. A named executive officer is eligible to elect normal retirement at age 65 and early retirement between the ages of 55 and 64. All of our full-time salaried employees hired prior to October 1, 2006 with at least ten years of service are eligible for health care and life insurance benefits upon normal retirement subject to the terms of the plans and applicable limits on company contributions. In addition, upon normal and early retirement, all outstanding stock options will continue to vest in accordance with their terms and be exercisable for up to five years from retirement. As of fiscal year end 2010, none of the named executive officers was eligible for normal retirement, and only Mr. Jones was eligible for early retirement.

Death and Disability. In the event of the death of a named executive officer, all outstanding stock options will immediately vest and become exercisable. The amounts set forth in the table for stock options reflect the difference between the closing price of our Common Stock at fiscal year end 2010 and the exercise prices for each option for which vesting accelerated. In the event of the disability of a named executive officer, all stock options will continue to vest in accordance with their terms and the Corporation's practices.

Each named executive officer is eligible for company-paid life insurance. Under our life insurance program, the beneficiary of a named executive officer is entitled to receive a death benefit equal to one times his annual salary. Life insurance benefits are not shown in the table because the one times salary amount is based on the same formula that is generally available to all salaried employees.

Each named executive officer also participates in our disability insurance programs, which consist of salary continuation, short-term disability, and long-term disability. The salary continuation and short-term disability benefits for named executive officers are based on the same formula as those generally available to all salaried employees, and are not shown in the table. For purposes of these programs, "disability" is defined as a condition caused by a non-occupational accident or sickness that results in an inability of the employee to do his or her job, and the inability to do any other job for which he or she is fit by education, training, or experience. The executive long-term disability program pays as follows: upon the occurrence of a disability under the program, a named executive officer will receive a monthly benefit equal to 50% of base salary and 50% of the monthly average of the executive's last five annual incentive pay awards until the earlier of: (a) age 65; (b) recovery from the disability; (c) the date the named executive officer begins receiving retirement plan benefits; or (d) death. The amounts set forth in the table reflect the amount of the first year's payments under the program and only reflect those amounts in excess of long-term disability benefits that would be generally available to all salaried employees.

Voluntary Termination and Termination for Cause. A named executive officer is not entitled to receive any severance payments or additional benefits upon his voluntary decision to terminate employment with the Corporation prior to being eligible for retirement or upon termination of employment by the Corporation for cause.

Change of Control. The Corporation has entered into change of control employment agreements with each of the named executive officers. The current agreements replaced prior agreements that were set to expire on June 30, 2009. The benefits set forth in these replacement agreements were materially reduced compared to the prior agreements, including the elimination of the tax gross up provision and the removal of the executive's ability to collect 50% of the benefits if the executive terminates employment without good reason during the thirteenth month following a change of control. Forms of these agreements have been publicly filed as exhibits to our reports filed with the SEC. Each agreement is set to expire in June 2012 with the agreements automatically renewed annually unless 60-days notice is given to participants. Each agreement becomes effective upon a "change of control" of the Corporation during the term, as follows:

  •
  the acquisition by any individual, entity or group of 20% or more of the combined voting power of our outstanding securities

  •
  a change in the composition of a majority of our Board of Directors that is not supported by our current Board of Directors

  •
  a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, that results in a change in the majority of our Board of Directors or of more than 50% of our shareowners or

  •
  approval by our shareowners of the complete liquidation or dissolution of the Corporation

Each agreement provides for the continuing employment of the executive for two years after the change of control on terms and conditions no less favorable than those in effect before the change of control. Severance benefits are available after a change of control, if a named executive officer's employment is terminated by us without "cause" (termination for reasons other than willful nonperformance of duties after written demand or willful engagement of illegal conduct or gross misconduct) or if the executive terminates his employment for "good reason" (including decrease in position, authority, duties or responsibilities, failure to maintain compensation, change in office location by more than 35 miles or certain breaches of the agreement) within that two-year period. The executive is entitled to severance benefits equal to three times his annual compensation, including bonus, and the value of other retirement, health and welfare benefits for three years. The executive is required to waive any claims based upon his termination of employment in exchange for these benefits.

In addition to the change of control agreements, our long-term incentive agreements also include accelerated vesting and potentially enhanced payout provisions in the event of a loss of employment in connection with a change of control of the Corporation. These long-term incentive arrangements include:

  •
  for grants made prior to November 2009, performance shares are fully vested upon a change of control and a termination or constructive termination of employment and subsequently paid out at the higher of target or the prior three-year average payout percentage

  •
  for grants made on or after November 2009, performance shares are fully vested upon a change of control and a termination or constructive termination of employment and subsequently paid out at the prior three-year average payout percentage

  •
  for grants made prior to November 2009, stock options are fully vested automatically upon a change of control

  •
  for grants made on or after November 2009, stock options are fully vested upon a change of control and a termination or constructive termination of employment

The 2005 NQ Pension Plan provides for a lump sum payment payable upon a change of control without the requirement of a loss of employment if a participant elected this benefit prior to the end of calendar year 2008.

The following table presents as of fiscal year end 2010 estimated incremental payments potentially payable to the named executive officers upon each of the specified events:

Estimated Incremental Payments on Termination or Change of Control
Event	Jones	Churchill	Ortberg	Allen	Statler
Death; Normal and Early Retirement
2010-2012 Performance Shares(1)	$1,286,050	$404,187	$404,187	$330,699	$257,210
2009-2011 Performance Shares(2)	$4,235,734	$1,411,963	$1,411,963	$1,155,221	$898,480
Stock Options(3)	$5,118,324	$1,692,018	$1,692,018	$1,385,336	$1,078,654
Disability
2010-2012 Performance Shares(1)	$1,286,050	$404,187	$404,187	$330,699	$257,210
2009-2011 Performance Shares(2)	$4,235,734	$1,411,963	$1,411,963	$1,155,221	$898,480
Stock Options(3)	$5,118,324	$1,692,018	$1,692,018	$1,385,336	$1,078,654
Disability Benefits(4)	$512,303	$194,851	$161,481	$163,250	$152,572
Change Of Control Without Termination
2010-2012 Performance Shares(5)	$3,858,149	$1,212,561	$1,212,561	$992,096	$771,630
2009-2011 Performance Shares(5)	$6,353,601	$2,117,945	$2,117,945	$1,732,832	$1,347,719
Stock Options(3)	$5,118,324	$1,692,018	$1,692,018	$1,385,336	$1,078,654
Retirement Benefits(6)	—	$588,235	—	—	—
Termination Without Cause After A Change Of Control(7)
Salary Continuation(8)	$3,105,000	$1,641,000	$1,620,000	$1,500,000	$1,530,000
Annual Bonus(9)	$3,022,200	$1,118,068	$1,182,600	$1,022,000	$1,116,900
Health and Welfare Benefits Continuation(10)	$33,175	$42,772	$42,539	$43,949	$43,403
Retirement Benefits(11)	$599,001	$1,364,106	$324,113	$204,287	$241,868
Outplacement Assistance(12)	$155,250	$82,050	$81,000	$75,000	$76,500

(1) The dollar values set forth represent a pro-rata value. The values were derived by multiplying each named executive officer's target performance shares by the maximum payout percent assuming no adjustment for the peer performance modifier, pro-rating the amount for one third (12/36ths) participation and then multiplying by the fiscal year end closing share price of $58.51. One third of the performance period has transpired on these awards as of fiscal year end 2010.

(2) The dollar values set forth represent a pro-rata value. The values were derived by multiplying each named executive officer's target performance shares by the maximum payout percent assuming no adjustment for the peer performance multiplier, pro-rating the amount for two thirds (24/36ths) participation and then multiplying by our fiscal year end closing share price of $58.51. Two thirds of the performance period has transpired on these awards as of fiscal year end 2010.

(3) The dollar values set forth represent the spread value or "in the money" value of all outstanding unvested stock options at the end of the fiscal year as if they otherwise had become vested at the end of the fiscal year. For details on outstanding unvested stock options see the "Outstanding Equity Awards At Fiscal Year End" table.

(4) The dollar values set forth represent the incremental benefit amount for the executive Long-Term Disability (LTD) plan. During the first 26 weeks of disability, named executive officers receive one week of salary continuance for each year of service (with a minimum of 2 weeks). After the expiration of salary continuation, named executive officers receive 60% of base pay, up to a weekly maximum of $1,385. The Short-Term Disability (STD) benefit ends after 26 weeks of disability (salary continuation and STD combined). While on LTD, named executive officers receive 50% of base pay, payable until age 65. In addition, named executive officers receive an amount equal to 50% of the monthly average of their last five annual Incentive Compensation Plan awards. The total of LTD payments will be reduced by any other income benefits that exceed 20% of their monthly base salary.

(5) The dollar values set forth are based on full participation during the performance period. The values were derived by multiplying each named executive officer's target performance shares by the maximum payout percent assuming no adjustment for the peer performance multiplier and then multiplying by our fiscal year end closing share price of $58.51.

(6) Under the 2005 NQ Pension Plan, participants who are between ages 50 and 55 at the time of a change in control who elected to receive a lump sum payment upon a change in control will have their benefit under that plan calculated as if they retired from service at age 55 and they will be credited with up to one additional year of service. If as a result, the combination of their age and service is at least 85 (85 points), they are entitled to receive a subsidized pension, which is available to all participants who retire with at least 85 points. The dollar value set forth above represents an estimate of the additional lump sum payable to Mr. Churchill as a result of the subsidized pension.

(7) It is assumed a change of control previously occurred for purposes of this termination event. Upon such a termination, these amounts would be incremental to those set forth above under "Change Of Control Without Termination", except for the retirement plan benefits. The estimated potential benefit amounts set forth under this heading would also be applicable for a termination of employment by the executive for good reason after a change of control.

(8) The dollar values set forth represent three times the named executive officers' base salary at the end of the fiscal year.

(9) The dollar values set forth were derived by multiplying three times each named executive officer's base salary at the end of the fiscal year times each named executive officer's Incentive Compensation Plan target percent at the end of the fiscal year times the average Incentive Compensation Plan payout percents for the prior three fiscal years.

(10) The dollar values set forth represent the estimated cost of providing health and welfare benefits for three years following a termination after a change of control.

(11) The dollar values set forth represent the estimated incremental benefits under three plans: the Retirement Contribution Plan (i.e., the defined contribution plan), the NQ Pension Plan and the 2005 NQ Pension Plan. For the Retirement Contribution Plan, the figures reflect the estimated amount equivalent to providing an additional three years of service and contributions in the Plan. For the NQ Pension Plan, the figures reflect the accelerated payment value due to the payment of benefits as a lump sum upon a change of control, which would otherwise not be available. For the 2005 NQ Pension Plan, the figures reflect the estimated value of an early retirement subsidy payable under the Plan to participants who attained age 50 but not age 55 upon the participant's termination of employment pursuant to a change of control. Mr. Churchill and Mr. Ortberg are the only named executive officers who would have been entitled to this subsidy. The value was estimated to be $1,079,189 for Mr. Churchill and $48,771 for Mr. Ortberg.

(12) The dollar values set forth represent an estimate of Outplacement Assistance expense. The values were derived by multiplying each named executive officer's base salary at the end of the fiscal year times fifteen percent. In the event Outplacement Assistance is necessary, the expense could vary.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking an advisory vote from our shareowners to approve the compensation of our named executive officers, as disclosed in this proxy statement.

As discussed in the "Compensation Discussion and Analysis" section of this proxy statement, our Compensation Committee, with assistance from its independent consultant, has structured our compensation program to emphasize pay for performance. The compensation opportunities provided to our named executive officers, as well as our other executives, are highly dependent on our and the individual's performance, which in turn drives the enhancement of shareowner value. The Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve our corporate objectives and to align with the interests of our long-term shareowners.

You have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:

    "Resolved, that the shareowners approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables and other executive compensation disclosures in this proxy statement."

In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation Committee's executive compensation philosophy and its decisions in the Compensation Discussion and Analysis section of this proxy statement, as well as the following items:

  •
  The Compensation Committee believes that it has established an executive compensation program that attracts and retains talented executives and aligns executive performance with the creation of shareowner value. Since June 2001, when the Corporation became an independent public company, it has delivered a total shareowner return of 190% compared to a 10% return for the S&P 500 and an 82% return for the S&P 500 Aerospace and Defense index.

  •
  The Corporation believes in pay-for-performance. The long-term incentive program is 100% performance-based. Performance shares become payable only if performance is achieved over three-year periods. Shares will not become payable with the passage of time. Stock options only have value if the Corporation's stock price increases.

  •
  The Compensation Committee's actions reflect its pay-for-performance philosophy. In 2009, executives did not receive annual incentive plan bonuses since the Corporation did not achieve an acceptable level of financial performance. Conversely, in 2010, executives received a 73% payout of the annual incentive plan bonus, which exceeded the target payout of 40% based on the Corporation's performance.

  •
  The Corporation has not entered into employment agreements with its executive officers.

  •
  Tax gross-ups are not provided to executive officers.

  •
  Benefits are payable under executive change in control agreements only on a double trigger basis (i.e., a change in control and a qualifying termination of employment). Tax gross-ups are not provided under the agreements.

  •
  The Committee is advised by an independent compensation consultant who keeps the Committee apprised of developments and best practices.

  •
  The Compensation Committee values the shareowners' opinions on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding its executive compensation program.

The Board of Directors recommends that you vote "FOR" the foregoing resolution, which is presented as item (2) on the accompanying proxy card.

FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking a vote from shareowners as to whether an advisory vote on executive compensation should occur every one, two or three years.

A vote that occurs every three years will permit shareowners to evaluate our executive compensation program against our long-term performance. Our compensation program is designed to drive long-term value for shareowners. The majority of the compensation opportunity we provide to our named executive officers is in the form of long-term compensation earned over a three-year performance period. Accordingly, we believe it is most appropriate for shareowners to express their views on our compensation program every three years. Requiring a vote on a more frequent basis could encourage a short-term view of compensation and may not provide a meaningful period of time against which our compensation program should be evaluated. Further, because we expect that shareowners will conduct a thorough review of our compensation program, requiring a vote every year or every other year may prove overly burdensome to many of our shareowners. If a shareowner has a concern about our compensation program and would like to contact us, our Board of Directors and our Compensation Committee may be contacted either individually or as a group at anytime as noted under "Communicating with the Board" in this proxy statement. While the results of voting on this item will not be binding upon the Board of Directors, the Board values shareowners' opinions and will take the results of the vote into account when determining the frequency of an advisory vote on executive compensation.

The Board of Directors recommends that you select "Every Three Years" for the frequency of advisory votes on executive compensation, which is one of the alternatives presented under item (3) on the accompanying proxy card.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP ("Deloitte") as our auditor for fiscal year 2011, subject to the approval of our shareowners. Deloitte has acted as our auditors since our inception as a public company in June 2001.

Before the Audit Committee selected Deloitte, it carefully considered the qualifications of that firm, including its prior performance and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of the auditors are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The aggregate fees billed by Deloitte in fiscal years 2010 and 2009 were as follows (in thousands):

	2010	2009
Audit Fees (1)	$3,218	$3,636
Audit-Related Fees (2)	306	380
Tax Fees (3)	53	141
All Other Fees	—	—

Total	$3,577	$4,157

(1)
For professional services performed by Deloitte for the audit of our annual financial statements, assessment of our internal control over financial reporting and review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
For assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. This includes the following: employee benefit and compensation plan audits (including $252,000 in 2010 and $271,000 in 2009 for services performed for and paid by the plans); and attestations by Deloitte that are not required by statute or regulations.
(3)
For tax compliance services, including preparation of original and amended tax returns, refund claims, tax audit assistance and tax work stemming from audit-related items.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a pre-approval policy requiring it to pre-approve the audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence. The Audit Committee pre-approved all the fiscal year 2009 and 2010 services provided by Deloitte. The Audit Committee also pre-approved in September 2010 certain audit and non-audit services contemplated to be performed by Deloitte in fiscal year 2011. The pre-approval policy requires that the details be provided to the Audit Committee of the particular service or category of service contemplated to be performed and such services are generally subject to a specific budget. The Audit Committee may also pre-approve separately services to be performed on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members, but not to management. Any pre-approvals by a member under this delegation are to be reported to the Audit Committee at its next scheduled meeting. Management and Deloitte are required to periodically report to the Audit Committee on the extent of the services provided by Deloitte pursuant to the pre-approval, including the fees for the services performed to date.

The Board of Directors recommends that you vote "FOR" the selection of Deloitte & Touche LLP as our auditors, which is presented as item (4) on the accompanying proxy card.

VOTE REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the shares of our Common Stock issued and outstanding on the record date set for the meeting is necessary to have a quorum for the annual meeting. The three nominees for election as directors to serve until the 2014 Annual Meeting of Shareowners who receive the greatest number of votes cast for the election of directors at the meeting by the holders of our Common Stock entitled to vote at the meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes, unless otherwise determined in accordance with the majority voting policy described under the heading "Voting for Directors." An affirmative vote of the holders of a majority of the voting power of our Common Stock present in person or represented by proxy and entitled to vote on the subject matter, a quorum being present, is necessary to approve the actions proposed in items (2) and (4) of the accompanying Notice of 2011 Annual Meeting of Shareowners. With respect to the frequency of advisory votes on executive compensation proposed in item (3), we have determined to view the frequency vote that receives the greatest number of votes cast by the holders of our Common Stock entitled to vote at the meeting as the advisory vote of shareowners on this item.

Under Delaware law and our Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all shareowners present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareowners vote "for", "against" or abstain from voting (which will exclude broker non-votes), will be counted for purposes of determining the minimum number of affirmative votes required for approval of the actions proposed in items (2) and (4) and the total number of votes cast "for" that matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors or the advisory vote on the frequency of shareowner votes on executive compensation (assuming a quorum is present). Although broker non-votes would be entirely disregarded in determining the vote on any other matter and has no effect on such vote, abstentions from voting have the same legal effect as a vote "against" any other matter even though the shareowner or interested parties analyzing the results of the voting may interpret such a vote differently.

VOTING FOR DIRECTORS

In April 2010, the Board adopted a majority voting policy for the election of directors. A summary of this policy is set forth below.

In an uncontested election of directors, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election (a "Majority Withheld Vote") must promptly tender his or her resignation to the Board of Directors. The Board Nominating and Governance Committee will promptly consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board of Directors will act on the tendered resignation within 90 days following certification of the election results.

The Board Nominating and Governance Committee, in making its recommendation, and the Board of Directors in making its decision, may consider any factors or other information that it considers appropriate and relevant, including any stated reasons why the shareowners withheld votes from such director, the director's tenure, the director's qualifications, the director's past and expected contributions to the Board, and the overall composition of the Board. Following the Board's decision, the Corporation will promptly disclose the Board's decision regarding whether to accept or reject the director's resignation offer in a Form 8-K furnished to the Securities and Exchange Commission. If the Board has decided to reject the tendered resignation or to pursue any additional action, then the disclosure will include the rationale behind the decision.

Any director who tenders his or her resignation pursuant to this provision may not participate in the Board Nominating and Governance Committee deliberations and recommendation or in the Board's decision whether to accept or reject the resignation offer.

For purposes of this policy, an uncontested election is an election where as of the record date for the meeting the only nominees are those recommended by the Board. If, in a contested election, a notice of nomination is withdrawn or declared invalid before the date of the meeting, the election will still be considered a contested election.

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented at the meeting. Our By-Laws required notice by November 12, 2010 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in items (1), (2), (3) and (4) of the accompanying Notice of 2011 Annual Meeting of Shareowners, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of copies of such forms we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for fiscal year 2010, we believe that with one exception all of our executive officers, directors and greater than ten percent beneficial owners complied with all SEC filing requirements applicable to them under Section 16(a) of the Securities Exchange Act with respect to transactions during fiscal year 2010. In September 2010 a Form 4 for Mr. Beall reporting a sale of shares by the Beall Family Trust was filed four days late.

ANNUAL REPORTS

Our 2010 Annual Report to Shareowners, including financial statements for fiscal year 2010 and this Proxy Statement, or a Notice containing instructions on how to access the proxy materials online are being mailed to shareowners.

We will provide to shareowners, without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year 2010, as filed with the SEC (without exhibits). Exhibits to the Form 10-K will be furnished upon written request and payment of a fee of ten cents per page covering our costs. Written requests should be directed to us at 400 Collins Road NE, Cedar Rapids, Iowa 52498, Attention: Investor Relations.

Our 2010 Annual Report to Shareowners, our Form 10-K for fiscal year 2010 and this Proxy Statement are also available free of charge on our website at www.rockwellcollins.com. All reports we file with the SEC are also available free of charge via EDGAR through the SEC's website at www.sec.gov.

SHAREOWNER PROPOSALS FOR ANNUAL MEETING IN 2012

To be eligible for inclusion in our proxy statement, shareowner proposals for our 2012 Annual Meeting of Shareowners must be received by us on or before August 13, 2011 at the Office of the Secretary at our corporate headquarters, 400 Collins Road NE, Cedar Rapids, Iowa 52498. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration of the shareowners at our 2012 Annual Meeting of Shareowners to notify our Secretary in writing at the address listed in the preceding sentence on or after October 13, 2011 and on or before November 12, 2011. If the number of directors to be elected to the Board at our 2012 Annual Meeting of Shareowners is increased and there is no public announcement by us naming all of the nominees for director or specifying the increased size of the Board on or before November 2, 2011, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the tenth day following such public announcement by us.

EXPENSES OF SOLICITATION

The cost of the solicitation of proxies will be borne by us. In addition to the use of the mail, proxies may be solicited personally, or by telephone, facsimile or e-mail, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

GENERAL Q&A ABOUT THE MEETING

Why are you receiving this proxy statement? We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Rockwell Collins, Inc. for use at the 2011 Annual Meeting of Shareowners to be held on February 4, 2011, and at any adjournments thereof. On or about December 17, 2010, we commenced mailing the following to our shareowners: this proxy statement, the accompany proxy card, a copy of our 2010 Annual Report to Shareowners and a copy of our 2010 Annual Report on Form 10-K or a Notice containing instructions on how to access the proxy materials online.

What is a proxy? A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement? This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully. In addition, you may obtain information about Rockwell Collins, Inc. from the 2010 Annual Report delivered with this proxy statement.

Why did you receive a Notice of Electronic Availability of Proxy Statement and Annual Report? As permitted by rules recently adopted by the SEC, we are making this Proxy Statement, our 2010 Annual Report and our 2010 Annual Report on Form 10-K available to our shareowners electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you how to access and review all of the important information contained in the Proxy Statement and 2010 Annual Report. The Notice also instructs you how to submit your vote over the internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

What is the purpose of the meeting? The purpose of the 2011 Annual Meeting of Shareowners is to obtain shareowner action on the matters outlined in the notice of meeting included with this proxy statement. These matters include the election of three directors, approval of the selection of Deloitte & Touche LLP as our independent auditors for fiscal year 2011, approval of an advisory vote on executive compensation and a non-binding designation for the frequency of shareowner votes on executive compensation. This proxy statement provides you with detailed information about each of these matters.

Who can vote? Shareowners of record as of the close of business on December 6, 2010 are entitled to vote. On that day, 155,083,899 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How many shares are you entitled to vote? The number of shares you are entitled to vote is reflected on the proxy card and coded as follows: COM—common shares registered with our Transfer Agent; SAV PL—shares in the Rockwell Collins Savings Plans; or USA ESPP—shares in the United Space Alliance employee stock purchase plan. These designations apply only if you hold your shares through the Transfer Agent or these plans.

What is the difference between a record owner and an owner holding shares in "street name"? If your shares are registered in your name, you are a record owner. If your shares are in the name of your broker or bank or other nominee, your shares are held in "street name".

How do you vote if your shares are held in your name as a record owner? You have a choice of voting by:

• Internet	• Mail
• Telephone	• In person at the Annual Meeting

Voting on the internet is easy and fast. Go to the website referenced on the enclosed proxy card and follow the instructions. Please have the proxy card in hand when accessing the website. This vote will be counted immediately, and there is no need to send in the proxy card.

Voting by telephone is also simple and fast. Call the toll-free number on the proxy card and listen for further instructions. In order to respond to the questions, you must have a touch-tone phone and the proxy card in hand. This vote will be counted immediately, and there is no need to send in the proxy card.

If you are a shareowner of record, you can save us money by voting by telephone or on the internet. Alternatively, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card. If you plan to attend the Annual Meeting, you can vote in person. In order to vote in person at the Annual Meeting, you will need to bring proper identification with you to the meeting. As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

  •
  by filing a written notice of revocation with our Corporate Secretary
  •
  by duly signing and delivering a proxy that bears a later date
  •
  by subsequently voting by telephone or internet as described above
  •
  by attending the Annual Meeting and voting in person

How do you vote if your shares are held in "street name"? If your shares are registered in the name of your broker or nominee, you should vote your shares using the method directed by that broker or other nominee. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible "street" name shareowners the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for shareowners whose banks or brokerage firms are participating in Broadridge's program. If you plan to attend the Annual Meeting and to vote in person, you should contact your broker or nominee to obtain a broker's proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

How do you vote if you participate in our Direct Stock Purchase and Dividend Reinvestment Plan? Shareowners participating in the Wells Fargo Shareowner Service Plus Plan that allows for direct stock purchases and dividend reinvestment are record owners, and Wells Fargo will vote the shares that it holds for the participant's account only in accordance with the proxy returned by the participant to Wells Fargo, or in accordance with instructions given pursuant to our telephone or internet voting procedures.

How do you vote shares held in the Rockwell Collins Savings Plans? If you are a participant in the Rockwell Collins Savings Plans, the portion of the voting card providing directions to the trustee will serve as the voting instruction card to the trustee of the plans for all shares of our Common Stock that you own through the plan(s).

Will your vote be confidential? It is our policy to keep confidential the proxy cards, ballots and voting tabulations that identify individual shareowners, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The judges of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

Is an independent inspector of election used to verify the votes? We regularly engage a representative of our transfer agent as an inspector of election to verify the votes cast for the proposals at the Annual Meeting. In addition, company personnel are appointed as inspectors of election to assist the independent inspector of election.

What are your voting choices and what is the required vote? By giving us your proxy, you authorize our senior management to vote your shares at the Annual Meeting or any adjournments thereof in the manner you indicate.

Proposal 1: Election of Directors.    With respect to the election of nominees for director, you may:

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  vote "for" the election of all of the nominees for director named in this proxy statement
  •
  "withhold" authority to vote for all of the nominees or
  •
  withhold authority to vote for any individual nominee by writing that nominee's number in the space provided

If a quorum is present at the Annual Meeting, the three nominees receiving the greatest number of votes will be elected to serve as directors, unless otherwise determined in accordance with the majority voting policy described under the heading "Voting for Directors". Shareowners may not vote for more than three nominees.

Proposals 2 and 4: Advisory Vote on Executive Compensation and Approval of Selection of Auditors.    With respect to each of these this proposals, you may:

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  vote "for" the proposal
  •
  vote "against" the proposal or
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  "abstain" from voting on the proposal

If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on proposal 2 or proposal 4, as the case may be, will be required to approve proposal 2 or proposal 4, respectively. Because of this, a vote to abstain from voting on one of these matters will have the effect of a vote against such matter. The voting on proposal 2 is non-binding on the Corporation.

Proposal 3: Frequency of Advisory Votes on Executive Compensation.    With respect to this proposal, you may designate whether the frequency of the shareowner advisory vote on executive compensation will occur:

  •
  Every Three Years
  •
  Every Two Years or
  •
  Every Year

If a quorum is present at the Annual Meeting, the frequency vote receiving the greatest number of votes will be the advisory vote of shareowners on this proposal. The voting on proposal 3 is non-binding on the Corporation.

What does it mean if you receive more than one proxy card? If you receive more than one proxy card, it likely means you have multiple accounts with brokers, our savings plans and/or our transfer agent. Please vote all of these shares.

Where can you find the voting results of the Annual Meeting? We intend to announce the preliminary voting results at the Annual Meeting and publish final results in our current report on Form 8-K shortly after the Annual Meeting.

December 13, 2010

Appendix A
General Peer Group

A&P	EMCOR Group	Kelly Services	Quintiles
Advanced Micro Devices	Exterran	Kerry Ingredients & Flavours	R.H. Donnelley
Agilent Technologies	FANUC Robotics America	Kohler	Ralcorp Holdings
Allergan	Federal-Mogul	Leggett & Platt	Rockwell Automation
AMERIGROUP	Fiserv	Level 3 Communications	Schreiber Foods
Armstrong World Industries	Forest Laboratories	Lexmark International	Schwan's
Avery Dennison	GAF Materials	Life Technologies	Sealed Air
Avis Budget Group	Gannett	Lorillard Tobacco	Shire Pharmaceuticals
Battelle Memorial Institute	Garmin	Mary Kay	Sonoco Products
Beckman Coulter	Genzyme	Mattel	Spectra Energy
Big Lots	Gilead Sciences	McDermott	SPX
Biogen Idec	Gorton's	MeadWestvaco	Starwood Hotels & Resorts
Blockbuster	Greif	MetroPCS Communications	Steelcase
Booz Allen Hamilton	GTECH	Molson Coors Brewing	Terra Industries
Brown-Forman	Hanesbrands	NCR	Tribune
CA	Harley-Davidson	New York Times	Unisys
Cameron International	Harman International Industries	Newmont Mining	United Rentals
Carlson Companies	Hershey	NewPage	United States Cellular
CH2M Hill	Hexion Specialty Chemicals	NuStar Energy	USG
Chiquita Brands	Hormel Foods	NXP Semi- Conductor	Vulcan Materials
CommScope	Hospira	Nycomed US	VWR International
CompuCom Systems	Hovnanian Enterprises	Owens Corning	W.R.Grace
Convergys	Invensys Controls	Parsons	W.W. Grainger
Dr Pepper Snapple	Invensys Process Systems	Perot Systems	Wendy's/Arby's Group
Eastman Chemical	J.R. Simplot	Pitney Bowes	Western Union
Ecolab	Jarden	PolyOne	Wyndham Worldwide
Embarq	JetBlue	Pulte Homes
Embraer	KB Home	Purdue Pharma

A-1

If you plan to attend the Annual Meeting of Shareowners to be held in Cedar Rapids, Iowa on February 4, 2011, be sure to:

•    mark the appropriate box on the proxy card and mail the card using the enclosed envelope; or

•    indicate your desire to attend the meeting through our telephone or internet voting procedures; or

•    call the Corporation's Shareowner Relations line at (319) 295-4045.

If you indicate "Yes" you plan to attend, then either (1) you will receive a legal proxy from your broker or nominee (which legal proxy you should bring to the Annual Meeting) or (2) your name will be on the admittance list at the Annual Meeting Registration Desk if you are a holder of record.

COMPANY # TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ITEMS (1), (2) AND (4) BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 4. The Board of Directors Recommends a Vote for “Every 3 Yrs.” on Proposal 3. PROPOSAL 1: ELECTION OF THREE DIRECTORS: ¦ Vote FOR ¦ Vote WITHHELD 1. For the election of three directors 01 C.A. Davis 03 D. Lilley all nominees from all nominees to serve as Class I directors: 02 R.E. Eberhart (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION: 2. To consider and vote on a non-binding resolution to approve the compensation of executive officers and related disclosures. ¦ For ¦ Against ¦ Abstain PROPOSAL 3: FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION: 3. To vote on the frequency of the advisory vote on executive compensation. ¦ Every 3 Yrs. ¦ Every 2 Yrs. ¦ Every Yr. PROPOSAL 4: SELECTION OF AUDITORS: 4. For the selection of Deloitte & Touche LLP as our auditors for fiscal year 2011. ¦ For ¦ Against ¦ Abstain Check the box if you plan to attend the meeting. ¦ If you indicated “Yes” you plan to attend, your name will be on the admittance list at the Annual Meeting Registration Desk. Address Change? Mark Box ¦ Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/col/ Use the Internet to vote your proxy until 11:59 p.m. (CT) on February 3, 2011. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on February 3, 2011. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 Please detach here

PROXY ROCKWELL COLLINS, INC. SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Clayton M. Jones and Gary R. Chadick, jointly and severally, with full power of substitution, to vote shares of capital stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners of Rockwell Collins, Inc. to be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa on February 4, 2011, or any postponement(s) or adjournment(s) thereof. Such proxies are directed to vote as specified or, if no specification is made, FOR proposal (1) the election of the three nominees proposed for election as directors with terms expiring at the Annual Meeting in 2014; FOR proposal (2) Advisory Vote on Executive Compensation; and FOR proposal (4) the selection of auditors. The proxies are authorized to vote in accordance with their discretion on such other matters as may properly come before the meeting. This card also constitutes your voting instructions for shares held of record in the savings plans of Rockwell Collins, Inc. (the Rockwell Collins Retirement Savings Plan and the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees (“Plans”)) and the undersigned hereby authorizes the trustee of these Plans to vote the undersigned’s shares held in their accounts. The trustee is authorized under certain circumstances and in its discretion to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. Any voting directions that are provided without specifying a particular vote will be voted FOR proposals (1), (2) and (4). If a participant does not provide voting directions by February 1, 2011, the shares attributable to the participant’s account will be voted by the trustee in proportion to responses received from other participants. To vote in accordance with the Board of Directors’ recommendations on proposals (1), (2) and (4) just sign and date the other side; no boxes need to be checked. If no direction is indicated on proposal (3), this proxy will not be voted on this item. See reverse for voting instructions. ROCKWELL COLLINS, INC. ANNUAL MEETING OF SHAREOWNERS FRIDAY, FEBRUARY 4, 2011 10:00 A.M. The meeting will be held at: THE CEDAR RAPIDS MARRIOTT 1200 COLLINS ROAD NE CEDAR RAPIDS, IA 52402 YOUR VOTE IS IMPORTANT! You can vote by Internet, telephone or mail. See the instructions on the other side of this proxy card. Notice of Internet Availability of Proxy Materials: You can access and review the Summary Annual Report, Proxy Statement and Form 10-K on the Internet by going to the following Rockwell Collins’ website: www.rockwellcollins.com/annualmeeting Notice of Electronic Delivery of Proxy Materials: You are encouraged to request to receive your future proxy materials by email delivery. Go to www.ematerials.com/col and follow the instructions.